As filed with the Securities and Exchange Commission on October 5, 2012

Registration No. _________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

808 RENEWABLE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	4939	27-0178664
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

808 Renewable Energy Corporation
5011 Argosy Avenue, Suite 4
Huntington Beach, California 92649
(714) 891-8282
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:
Christopher A. Wilson, Esq.
Wilson & Oskam, LLP
9110 Irvine Center Drive
Irvine, CA 92618
Tel: (949) 752-1100/Fax: (949) 752-1144 cwilson@wilsonoskam.com

Registered Agent Solutions, Inc.
4625 West Nevso Drive, Suite 2
Las Vegas, NV  89103
(888) 705-7274
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☐	Smaller reporting company: ☑

CALCULATION OF REGISTRATION FEE1

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price2	Proposed Maximum Aggregate Offering Price3	Amount of Registration Fee4

Common stock, par value $.001 per share	1,000,000	$ 4.00	$ 4,000,000	$ 458.40
____________

1 Registration fee has been paid via Fedwire.
2 This is the initial public offering, and no current trading market exists for our common stock.
3 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.
4 Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The offering price was estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457. Our common stock is not traded on any national exchange, and, in accordance with Rule 457, the offering price is based on the estimated opening bid and ask price of the shares when listing occurs. We intend, upon the effectiveness of the registration statement of which this prospectus is part, to apply for the listing of our common stock on the American Stock Exchange (AMEX) or another national stock exchange or an automated quotation system. Until our common stock is listed on the AMEX or another national stock exchange or an automated quotation system, there is no market price for the shares. Once listed on the AMEX or another national stock exchange or an automated quotation system, the shares may be sold at prevailing market prices or at privately negotiated prices. There can be no assurance that any application for the listing of our common stock on the AMEX or another national stock exchange or an automated quotation system will be approved.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Dated October __, 2012

PROSPECTUS

1,000,000 shares of common stock

This prospectus relates to the sale of up to 1,000,000 shares of our common stock by persons who purchased shares of our common stock in a private placement before the date of this prospectus. The purchasers of common stock in such private placement whose shares are being registered for resale are referred to in this prospectus as the selling stockholders.

The shares offered under this prospectus by the selling stockholders may be sold on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent or in privately negotiated transactions not involving a broker-dealer. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price of the shares at the time of sale, may be different from such prevailing market price or may be determined through negotiated transactions with third parties.

Each selling stockholder may be considered an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Our common stock is not listed or trading on any exchange or automated quotation system. We intend, upon the effectiveness of the registration statement of which this prospectus is part, to apply for the listing of our common stock on the American Stock Exchange (AMEX) or another national stock exchange or an automated quotation system. There can be no assurance that any application for the listing of our common stock on the AMEX or another national stock exchange or an automated quotation system will be approved.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 3 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October __, 2012.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
ABOUT THIS OFFERING	2
RISK FACTORS	3
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS	13
USE OF PROCEEDS	14
DETERMINATION OF OFFERING PRICE	14
DIVDEND POLICY	14
CAPITALIZATION	15
DILUTION	15
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	16
DESCRIPTION OF BUSINESS	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	24
MANAGEMENT	31
EXECUTIVE COMPENSATION	36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	40
DESCRIPTION OF CAPITAL STOCK	42
SELLING STOCKHOLDERS	48
PLAN OF DISTRIBUTION	49
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	50
LEGAL OPINION	51
EXPERTS	51
INTERESTS OF NAMED EXPERTS AND COUNSEL	51
ADDITIONAL INFORMATION	51
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

Unless otherwise specified, the information in this prospectus is set forth as of October __, 2012, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

            The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to “808 Renewable,” the “company,” “our company,” “we,” “us” and “our,” we mean 808 Renewable Energy Corporation, a Nevada corporation. This prospectus contains forward-looking statements and information relating to 808 Renewable. See “Cautionary Note Regarding Forward Looking Statements” on page 12.

Our Company

808 Renewable Energy Corporation was formed as a Nevada corporation in May 2009 for the purpose of acquiring, developing, owning and managing renewable and efficient energy projects throughout the United States. Before forming 808 Renewable Energy Corporation, we operated 808 Energy 3, LLC, a Nevada limited liability company formed in January 2009 for the purpose of acquiring, re-commissioning and operating distributed generation (“DG”) energy facilities, also known as combined heat and power (“CHP”) plants. On August 20, 2010, 808 Renewable acquired all of the then-outstanding units of membership interest of 808 Energy 3, LLC not then already owned by 808 Renewable, thereby making 808 Energy 3, LLC a wholly-owned subsidiary of 808 Renewable. We also acquired 808 Energy 2, LLC, a Nevada limited liability company formed in August 2008 to acquire the CHP plant located at Pacific Clay Products, Inc. in Lake Elsinore, California. Effective as of June 30, 2011, 808 Renewable acquired all of the then-outstanding units of membership interest of 808 Energy 2, LLC not then already owned by 808 Renewable, thereby making 808 Energy 2, LLC a wholly-owned subsidiary of 808 Renewable, pursuant to a certain Agreement and Plan of Exchange effective as of June 21, 2011 by and between 808 Renewable and 808 Energy 2, LLC.

Being wholly-owned subsidiaries of 808 Renewable immediately before such event, both 808 Energy 3, LLC and 808 Energy 2, LLC were dissolved as of April 23, 2012, at which time all property, rights, privileges, powers and franchises of 808 Energy 3, LLC and 808 Energy 2, LLC vested in 808 Renewable, and all debts, liabilities and duties of 808 Energy 3, LLC and 808 Energy 2, LLC became the debts, liabilities and duties of 808 Renewable.

Our principal executive offices are located at 5011 Argosy Avenue, Suite 4, Huntington Beach, California 92649. Our telephone number is (714) 891-8282, and our website address is www.808RenewableEnergy.com.

The Offering

             This prospectus covers shares being offered for resale by the selling stockholders, which shares were issued by us in a private placement before the date of this prospectus. The holders of shares of our common stock described in this paragraph are the selling stockholders under this prospectus.

ABOUT THIS OFFERING

Securities Being Offered	Up to 1,000,000 shares of common stock of 808 Renewable to be sold by selling stockholders.

Initial Offering Price
The selling stockholders will sell up to 1,000,000 shares at prices established on the American Stock Exchange (AMEX) or another national stock exchange or an automated quotation system (if and as applicable) during the term of this offering and otherwise at prices different from prevailing market prices or at privately negotiated prices.

Terms of the Offering	The selling stockholders will determine the terms relative to the sale of the shares of our common stock offered hereby.

Termination of the Offering	The offering will conclude when all of the 1,000,000 shares of common stock have been sold or at a time when our company, in its sole discretion, decides to terminate the registration of the shares.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 3.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to our Business

We are at an emerging operational stage, and our success is subject to the substantial risks inherent in the operation of an emerging business venture.

The execution of our business strategy is in an emerging stage. We have invested in, acquired and developed a limited number of CHP plants and have operated such CHP plants for a limited time. Our business and operations should be considered to be in an emerging stage and subject to all of the risks inherent in the operation of an emerging business venture. Our intended business and operations may not prove to be successful in the future, if at all. Any future success that we might enjoy will depend on many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect on our financial condition, business prospects and operations and the value of an investment in our company.

Our success depends on the viability of our business model, which is unproven and may be unfeasible.

Our revenue and income potential are unproven, and our business model is still emerging. 808 Renewable was formed in May 2009. Our business model is based on a variety of assumptions relating to the costs to re-commission the plants, our operating costs and prospective revenue sources, which may not reflect the business and market conditions that we actually face. As a result, our operating results could differ materially from those projected under our business model, and our business model may prove to be unprofitable.

Because we have only limited operating history related to our current business strategy, we are subject to the risks of failure associated with any new business venture.

We have only recently adopted our strategy of investing in, acquiring, developing and operating various energy generation facilities and projects, including the 14 CHP plants that we acquired from 1211658 Alberta Ltd. and the Pacific Clay CHP plant, and have only limited operating history in this area to be a basis for assessing our performance or prospects. There is a substantial risk of failure associated with any new business strategy as a result of problems encountered in connection with the commencement of new operations. Such problems include but are not limited to the entry of new competition and unknown or unexpected additional costs and expenses that may exceed estimates.

Our limited operating history creates substantial uncertainty about future results.

We have limited operating history and operations on which to base expectations regarding our future results and performance. In order to succeed, we must do most, if not all, of the following:

•	raise corporate equity or debt;

•	identify prospective energy generation facilities and projects, negotiate investment or acquisition agreements and raise sufficient capital to consummate the transactions;

•	re-commission non-operating plants, which may require third party engineering services;

•	obtain all required licenses and permits in the states, counties and countries in which we will operate;

•	attract, integrate, retain and motivate qualified management and personnel;

•	successfully execute our business strategies;

•	respond appropriately and timely to competitive developments; and

•	develop, enhance, promote and carefully manage our identity.

Our business will suffer if we are unable to accomplish these and other important business objectives. We are uncertain as to when, or whether, we will fully implement our contemplated business strategy or become profitable.

Our success depends on our ability to maintain and expand our operational and maintenance capabilities.

Our success largely depends on our ability to maintain and expand our ability to re-commission plants and then operate and maintain the projects we acquire or develop. Our in-house capabilities are limited by our small number of employees and limited experience. If we are unable to hire and train qualified employees to successfully re-commission and operate our facilities, we may not be able to efficiently operate the projects. Failure to operate efficiently may result in losses and ultimately the failure of the business and the loss of our stockholders’ entire investment in our company.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, and, if we are unable to continue our business, our shares may have little or no value.

In its audit opinion issued in connection with our balance sheets as of December 31, 2010 and 2011 and our statements of operations, stockholders’/member’s equity (deficit) and cash flows for the years then ended, our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern given our lack of working capital. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should we be unable to continue in existence. Our ability to become a profitable operating company is dependent on obtaining financing adequate to fulfill our research and market introduction activities and achieving a level of revenues adequate to support our cost structure. We intend to obtain capital primarily through issuances of debt or equity or entering into collaborative arrangements with corporate partners. There can be no assurance that we will be successful in completing additional financing or collaboration transactions or, if financing is available, that it can be obtained on commercially reasonable terms. The doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise the necessary amount of capital.

We have a history of losses, and we expect our losses to increase and continue for the foreseeable future.

We have incurred operating losses since our inception. We incurred accumulated losses as a result of our organizational expenses and the initial due diligence costs with respect to the Office Building CHP plant assets. We have not achieved profitability. We may never achieve profitability. We believe that we will continue to incur operating and net losses for the foreseeable future and that the rate at which we will incur losses will increase significantly from current levels.

We intend to increase our operating expenses substantially as we pursue our current business strategy. Because we will incur these increased operating expenses before we receive any significant revenue from our efforts, our losses will be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that our efforts are more expensive than we currently anticipate, which would further increase our losses. Also, if our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, then our losses will increase significantly. We are unable to provide any assurance or guarantee that our company will become profitable or generate positive cash flow at any time in the future. Even if we were to achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis.

We are subject to increased costs of production due to rising commodity prices.

Our operating revenue and profits depend in significant part on our ability to generate energy at prices below those available from larger public utility companies. A significant cost component of CHP energy is the cost of natural gas, which has experienced substantial price fluctuations during recent years. If we are unable to purchase natural gas at reasonable prices or hedge the cost of such prices, our gross margins from the sale of energy will be reduced, and we may sustain losses. Hedging natural gas prices will be an operational expense and will reduce net income and profits.

Systems failures and delays could harm our financial performance and expose us to liability.

Our systems and operations are vulnerable to damage or interruption from mechanical failure, human error, natural disasters, power loss, intentional acts of vandalism and similar events. Mechanical or other failures could result in substantial periods of time during which no power is being produced, and no revenue is generated from energy sales. However, during such periods of time we would continue to incur the costs relating to the CHP plant, including (in many cases) rent and maintenance costs.

Our business is geographically concentrated in one area.

To date we have acquired CHP plants located only in California. To the extent that we may acquire additional CHP plants, we currently intend to acquire them only if they are located in California. As a result, our business will not be geographically diversified, and our business may be adversely impacted by economic and demographic factors in the immediately surrounding area, regardless of the economic condition in the nation as a whole.

We are exposed to risks associated with the recent worldwide economic slowdown and related uncertainties.

We plan to expand our level of operations. Slower economic activity, concerns about inflation or deflation, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns in the general economy and recent international conflicts and terrorist and military activity have resulted in a downturn in worldwide economic conditions, especially in the United States. Recent political and social turmoil related to international conflicts and terrorist acts can be expected to place further pressure on economic conditions in the United States and worldwide. These political, social and economic conditions make it extremely difficult for us to accurately forecast and plan future business activities. If such conditions continue or worsen, our business, financial condition and results of operations could be materially and adversely affected.

We anticipate significant growth in our business, and any inability to manage such growth could harm our business.

Our success will depend, in part, on our ability to manage effectively our growth and expansion. We plan to expand our business significantly. Any growth in or expansion of our business is likely to continue to place a significant strain on our management and administrative resources, infrastructure and systems. In order to succeed, we will need to continue to implement management information systems and improve our operating, administrative, financial and accounting systems and controls. We also will need to train new employees and maintain close coordination among our executive, accounting, finance and operations organizations. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. Our inability or failure to manage our growth and expansion effectively could harm substantially our business and adversely affect our operating results and financial condition.

If we are unable to integrate effectively and efficiently any energy generation facility or project (or any business or operation) that we may acquire in the future, our business may ultimately fail.

Our business strategy includes acquiring energy generation facilities and projects (and possibly energy generation businesses and operations) that provide energy from environmentally-friendly sources. Our capitalization and results of operations may change significantly as a result of future acquisitions, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in connection with any future acquisition. Unexpected costs or challenges may arise whenever energy generation facilities or projects (or businesses or operations) with different management and technologies are combined. Inefficiencies and difficulties may arise because of unfamiliarity with new assets and new geographic areas of acquired facilities or projects (or businesses or operations). Successful acquisitions will require our management and other personnel to devote significant amounts of time to integrating the acquired facilities or projects (or businesses or operations) with our pre-existing operations. These efforts may temporarily distract their attention from day-to-day operations, the development or acquisition of new energy generation facilities or projects and other business opportunities. In addition, the management of any acquired business or operation may not join our management team. Any change in management may make it more difficult to integrate an acquired business or operation with our existing operations. Following an acquisition, we may discover previously unknown liabilities associated with the acquired facility or project (or business or operation) for which we may have no recourse under applicable indemnification provisions.

We also may acquire various products, services or technologies to carry out our business strategy. If we acquire products, services or technologies, we could have difficulty in assimilating them into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

The capital requirements necessary to implement our strategic initiatives could pose additional risks to our business.

The purchase price of possible acquisitions and/or the costs of other strategic initiatives could require additional debt or equity financing on our part. Since the terms and availability of such financing depend to a large degree on general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which also are beyond our control, such as interest rates and national and local economic conditions. If the cost of obtaining needed financing is too high or the terms of such financing otherwise are unacceptable in relation to the strategic opportunity we are presented with, then we may decide to forego that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our stockholders.

Potential investments in or acquisitions of businesses or operations could require the use of a significant amount of our available cash, result in dilution to our stockholders and adversely affect our results of operations.

We may make investments in or acquire businesses and operations. Effecting such investments and acquisitions could require the use of a significant amount of our available cash. Furthermore, we may have to issue equity or equity-linked securities to pay for future acquisitions, and any such issuance could dilute the percentage ownership interest in our company of our existing and future stockholders. In addition, investments and acquisitions may have negative effects on our results of operations due to acquisition-related charges and the amortization of acquired technology and other intangibles. Any of such investment-related and acquisition-related risks or costs could harm our business, operating results and financial condition.

Because environmental protection laws may expose us to significant costs and liabilities, our business may be significantly adversely affected by unexpected environmental and regulatory costs.

Our current and planned operations are and will be subject to federal, state and local laws and regulations relating to the protection of the environment. Although we believe that our operations will comply with applicable environmental regulations, risks of substantial costs and liabilities in connection with environmental matters are inherent in our business. We cannot assure you that we will not incur substantial costs and liabilities. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities. Stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the costs of any remediation that may become necessary. We may not have sufficient insurance to cover all environmental risks and costs in the event that an environmental claim is made against us.

If existing regulations and policies and future changes to these regulations and policies present technical, regulatory or economic barriers to the use of alternative energy sources, which we are unable to overcome, our business may fail.

The market for energy generation is heavily influenced by foreign and United States federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Further investment in the research and development of alternative energy sources could be deterred by these regulations and policies, which could result in a significant reduction in the number of environmentally-friendly energy generation facilities or projects (or businesses or operations) available for investment or acquisition.

We anticipate that energy generation facilities and projects will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and to comply with the varying standards. New government regulations or utility policies pertaining to our industry may result in significant additional expenses to us and our customers and resellers (if any) and their customers and, as a result, could cause a significant reduction in demand for our energy generation products, services, capabilities and systems.

If our energy generation products, services, capabilities and systems do not gain market acceptance, we may be prevented from achieving increased revenues and market share, and our business may fail.

The development of a successful market for our environmentally-friendly energy generation products, services, capabilities and systems may be adversely affected by a number of factors, many of which are beyond our control, including:

•
our failure to create or acquire energy generation products, services, capabilities and systems that compete favorably against other energy generation products, services, capabilities and systems on the basis of cost, quality and performance;

•	our failure to generate environmentally-friendly energy that competes favorably against conventional energy sources on the basis of cost, quality and performance;

•	whether or not customers will accept our environmentally-friendly alternatives for energy; and

•	our failure to develop and maintain successful relationships with distributors, systems integrators, facility and project developers, resellers (if any) and strategic partners.

If technological changes in the renewable or efficient energy industry render our energy generation products, services, capabilities and systems uncompetitive or obsolete, our market share may decline and cause our business to fail.

The renewable and efficient energy market is characterized by continually changing technology requiring improved features, such as higher quality, increased efficiency, higher energy output and lower price. Our failure to further refine our technology and develop and introduce new energy generation products, services, capabilities and systems could cause our energy generation products, services, capabilities and systems to become uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline. The renewable and efficient energy industry is rapidly evolving and competitive. We may need to invest significant financial resources in research and development to keep pace with technological advances in the alternative energy industry and to effectively compete in the future. We believe that a variety of competing technologies are under development by other companies that could result in lower costs or higher performance than those expected for our energy generation products, services, capabilities and systems. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of alternative energy generation products, services, capabilities and systems.

Because the effects of some events are unforeseeable, we may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks.

The occurrence of extraordinary events, such as terrorist attacks, intentional or unintentional mass casualty incidents or similar events, may substantially decrease the use of and demand for energy generation products, services, capabilities and systems and energy generation facilities and projects, which may decrease our revenues or expose us to substantial liability. We do not have any insurance policy to cover the occurrence of any of such extraordinary events. The occurrence of future terrorist attacks, military actions by the United States, contagious disease outbreaks or similar events cannot be predicted, and their occurrence can be expected to further negatively affect the economy of the United States. Again, we do not have any insurance policy to cover the occurrence of any of such extraordinary events.

If our business is unsuccessful, our stockholders may lose their entire investment.

Although our stockholders will not be bound by or be personally liable for our expenses, liabilities or obligations beyond their total original investments in our common stock, if we suffer a deficiency in funds with which to satisfy our obligations, our stockholders as a whole may lose their entire investment in our company.

We may be forced to curtail or discontinue operations if we are unable to obtain, on commercially acceptable terms, additional capital that we may require from time to time in the future to finance our operations and growth.

We will need additional capital to continue and expand our operations and to implement our business strategy. If our operations expand faster or at a higher rate than currently anticipated, we may require additional capital sooner than we expect. We also may need to raise additional funds sooner to fund more rapid expansion or the development or enhancement of our existing energy generation products, services, capabilities and systems. We are unable to provide any assurance or guarantee that additional capital will be available when needed by our company or that such capital will be available under terms acceptable to our company or on a timely basis. If additional funds are raised through the issuance of equity, convertible debt or similar securities of our company, the percentage of ownership of our company by our company’s stockholders will be reduced, our company’s stockholders may experience additional dilution, and such securities may have rights or preferences senior to those of our common stock. We are unable to provide any assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of potential opportunities, develop or enhance energy generation products, services, capabilities and systems or otherwise respond to competitive pressures would be limited significantly. This limitation could harm substantially our business, results of operations and financial condition.

We may be unable to compete successfully against existing and future competitors, which could harm our margins and our business.

The market for the kinds of renewable and efficient energy generation that we offer is new, highly competitive and rapidly evolving. We expect the competitive environment to continue in the future. We face competition from a large number of existing energy generation companies. We believe that the general financial success of companies within the renewable energy generation industry will continue to attract new competitors to the industry, including providers of CHP turnkey solutions and others.

We can provide no assurance that we will be able to compete successfully against current or potential competitors. Many of our current and potential competitors have longer operating histories, better brand recognition and significantly greater financial, technical and marketing resources than we do. Many of these competitors may have well-established relationships with manufacturers and other key strategic partners and can devote substantially more resources to such relationships. As a result, they may be able to secure equipment, technology, products and systems, among other things that we may need, from vendors on more favorable terms, fulfill customer orders or requests more efficiently and adopt more aggressive pricing policies than we can. They also may be able to secure a broader range of technologies, products and systems from or develop close relationships with primary vendors. Some competitors may price their energy generation products, services, capabilities and systems below cost in an attempt to gain market share.

Increased competition may result in price reductions, reduced gross margin and loss of market share, any of which could harm our business and adversely affect our operating results and financial condition. We may not be able to compete successfully and respond to competitive pressures. Our inability to compete effectively with current or future competitors could harm our business and have a material adverse effect on our results of operations and financial condition.

Our inability to retain and properly insure against the loss of the services of our executive officers and other key personnel may harm our business and impede the implementation of our business strategy.

Our future success depends to a significant degree on the skills, experience and efforts of Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, and other key management and technical personnel. The loss of the services of any of these individuals could harm our business and operations. In addition, we have not obtained key person life insurance on any of our key employees. If any of our executive officers or key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement and/or to obtain adequate compensation for such loss, we may be unable to manage our business, which could harm our operating results and financial condition.

Our inability to attract, train and retain additional qualified personnel may harm our business and impede the implementation of our business strategy.

We need to attract, integrate, motivate and retain a significant number of additional administrative and technical personnel in 2012 and beyond. Competition for these individuals in our industry and geographic region is intense, and we may be unable to attract, assimilate or retain such highly qualified personnel in the future. Our business cannot continue to grow if we are unable to attract such qualified personnel. Our failure to attract and retain highly trained personnel that are essential to our business may limit our growth rate, which would harm our business and impede the implementation of our business strategy.

We may indemnify our directors and officers against liability to us and our security holders, and such indemnification could increase our operating costs.

Our bylaws allow us to indemnify our directors and officers against claims associated with carrying out the duties of their offices. Our bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers or control persons, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if our directors and officers file a claim against us for indemnification, the associated expenses also could increase our operating costs.

Risks Relating to our Common Stock

The sale of shares of our common stock pursuant to the registration statement of which this prospectus is a part could cause the price of our common stock to decline.

The selling stockholders under the registration statement of which this prospectus is a part may sell none, some or all of the shares of common stock that are covered by such registration statement. We have no way of knowing whether or when the selling stockholders will sell the shares of common stock covered by such registration statement. Depending on market liquidity at the time, a sale of shares covered by such registration statement at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under such registration statement, or the anticipation of such a sale, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we otherwise might desire to effect such sales.

Our common stock is not listed on any exchange, and stockholders may not be able to resell their shares.

Currently our shares of common stock are not listed on any exchange or automated quotation system. A public market for our shares of common stock may never develop. There can be no assurance that purchasers of our shares of common stock will be able to resell their shares at their original purchase price, if at all.

Our common stock could ultimately be traded over the counter, which could deprive stockholders of the full value of their shares.

We intend, upon the effectiveness of the registration statement of which this prospectus is part, to apply for the listing of our common stock on the American Stock Exchange (AMEX) or another national stock exchange or an automated quotation system. Until our common stock is listed on the AMEX or another national stock exchange or an automated quotation system, there is no market price for the shares. Once listed on the AMEX or another national stock exchange or an automated quotation system, the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that any application for the listing of our common stock on the AMEX or another national stock exchange or an automated quotation system will be approved.

If any such application is not approved and our common stock ultimately is not listed on the AMEX or another national stock exchange or an automated quotation system, we intend to engage a market maker to apply for quotation on the OTC Electronic Bulletin Board. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA), which operates the OTC Electronic Bulletin Board; nor can there be any assurance that such an application for quotation will be approved. If such an application is approved and our common stock is approved for quotation via the OTC Electronic Bulletin Board, then our common stock is expected to have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the AMEX, the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for our common stock.

Purchasers in this offering will experience immediate and substantial dilution in the tangible book value of their investment.

The estimated public offering price of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. Therefore, if you purchase our common stock in this offering and the estimated offering price is correct, you will incur immediate dilution of $0.___ in the net tangible book value per share from the price you paid, based on the estimated public offering price of $4.00  per share. For a further description of the dilution that you will experience immediately after this offering, see “Dilution” on page 15.

A low market price would severely limit the potential market for our common stock.

Our common stock may trade at a price below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction before the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

If applicable, FINRA sales practice requirements could limit a stockholder’s ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules (which would apply to our common stock in the event that our common stock ultimately becomes traded over the counter via the OTC Electronic Bulletin Board) require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Under these FINRA rules, before recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. If these FINRA rules were to apply to our common stock, such application would make it more difficult for broker-dealers to recommend that their customers buy our common stock, which could limit the ability to buy and sell our common stock and have an adverse effect on the market value for our shares of common stock.

An investor’s ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on the AMEX or another national stock exchange or an automated quotation system. A limited trading volume may prevent our stockholders from selling shares at such times or in such amounts as they otherwise may desire.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing or deterring a change of control.

Our common stock ownership is highly concentrated. Through ownership of shares of our common stock, the members of our board of directors collectively beneficially own more than 52.5% of our total outstanding shares of common stock. As a result of the concentrated ownership of our common stock, our board of directors acting together will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It also could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company, and it may affect the market price of our common stock.

We have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the AMEX and the NYSE, or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ are those that address board of directors’ independence, audit committee oversight and the adoption of a code of ethics. While our board of directors has adopted a Code of Ethics, we have not yet adopted any of the other corporate governance measures, and, since our securities are not currently listed on a national securities exchange or NASDAQ, we are not currently required to do so. We intend, however, upon the effectiveness of the registration statement of which this prospectus is part, to apply for the listing of our common stock on the American Stock Exchange (AMEX) or another national stock exchange or an automated quotation system. There can be no assurance that any application for the listing of our common stock on the AMEX or another national stock exchange or an automated quotation system will be approved. In the event that our common stock becomes listed on the AMEX or another national stock exchange or an automated quotation system, we will be required to adopt these other corporate governance measures, and we intend to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Our board of directors has the authority to issue shares of “blank check” preferred stock, which may make an acquisition of our company by another company more difficult.

We have adopted and may in the future adopt certain measures that may have the effect of delaying, deferring or preventing a takeover or other change in control of our company that a holder of our common stock might consider in its best interest. Specifically, our board of directors, without further action by our stockholders, currently has the authority to issue up to 9,500,000 shares of preferred stock and to fix the rights (including voting rights), preferences and privileges of these shares (“blank check” preferred stock). Such preferred stock may have rights, including economic rights, senior to our common stock. As a result, the issuance of such preferred stock could have a material adverse effect on the price of our common stock and could make it more difficult for a third party to acquire a majority of our outstanding shares of common stock.

We may not declare or pay cash dividends on our common stock.

We declared and paid dividends on our common stock in the amounts of $251,566 to date in 2012 and $196,815 in 2011.   In addition, in 2011 our company received a reimbursement payment of $132,007 under Section 1603 of the Recovery Act for installing eligible energy facilities, which amount was distributed pro rata to our common shareholders.  In the past, we declared and paid such dividends on a quarterly basis. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

There are doubts about our ability to continue as a going concern, and, if we are unable to continue our business, our shares of common stock may have little or no value.

As discussed in Note 3 to the accompanying financial statements as of December 31, 2010 and 2011 and the periods then ended, our company’s ability to become a profitable operating company is dependent on obtaining financing adequate to fulfill our current business plan, and achieving a level of revenues adequate to support our cost structure has raised doubts about our ability to continue as a going concern. The doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. This may make it difficult for us to raise the amount of capital we will need.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section titled “Risk Factors” incorporated by reference herein. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not assume any obligation to update any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In the light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

            With respect to shares of our common stock that may be offered and sold from time to time by the selling stockholders, we will receive no proceeds from the sale of shares of our common stock pursuant to this offering.

DETERMINATION OF OFFERING PRICE

Our common stock is not currently listed on any exchange or quotation system, and, accordingly, there is no established public trading market for our common stock. We intend, upon the effectiveness of the registration statement of which this prospectus is part, to apply for the listing of our common stock on the American Stock Exchange (AMEX) or another national stock exchange or an automated quotation system. See “Market Price of and Dividends on Common Equity and Related Stockholder Matters—Market Information.” The offering price set forth herein was estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. The shares offered under this prospectus by the selling stockholders may be sold on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent or in privately negotiated transactions not involving a broker-dealer. See “Plan of Distribution.” The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price of the shares at the time of sale, may be different from such prevailing market price or may be determined through negotiated transactions with third parties.

DIVIDEND POLICY

We declared and paid dividends on our Series B preferred stock in the amounts of $159,045 and $68,975 in 2011 and 2012, respectively. We declared and paid such dividends on a monthly basis. In or before March 2012, all outstanding shares of our Series B preferred stock were converted into shares of our common stock. We declared and paid dividends on our common stock in the amounts of $196,815 in 2011 and $251,566 to date in 2012. We declared and paid such dividends on a quarterly basis. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012 and as adjusted to give effect to the issuance of 1,000,000 shares offered and sold by us in a private placement before the date of this prospectus but after September 30, 2012.

	Actual September 30, 2012	As Adjusted October __, 2012
Current liabilities	$	$
Long-term liabilities

Stockholders’equity (deficit):
Preferred stock Series A preferred stock
Common stock
Additional paid-in capital
Accumulated deficit	(________)	(________)
Non-controlling interest
Total stockholders’ equity (deficit)	(________)
Total capitalization	$	$

DILUTION

The net tangible book value of our company as of September 30, 2012, as adjusted to reflect the proceeds received from the sale of the shares being registered in the registration statement of which this prospectus is a part, was $________ or $0.__ per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of the company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

            None of the proceeds from the sale of 1,000,000 shares of common stock offered by the selling stockholders will be paid to our company. Therefore, our net tangible book value will be unaffected by such sales.

MARKET PRICE OF AND DIVIDENDS ON
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any national exchange or quotation system, and, accordingly, there is no established public trading market for our common stock. We intend, upon the effectiveness of the registration statement of which this prospectus is part, to apply for the listing of our common stock on the American Stock Exchange (AMEX) or another national stock exchange or an automated quotation system. Until our common stock is listed on the AMEX or another national stock exchange or an automated quotation system, there is no market price for the shares. Once listed on the AMEX or another national stock exchange or an automated quotation system, the shares may be sold at prevailing market prices or at privately negotiated prices. There can be no assurance that any application for the listing of our common stock on the AMEX or another national stock exchange or an automated quotation system will be approved.

If any such application is not approved and our common stock ultimately is not listed on the AMEX or another national stock exchange or an automated quotation system, we intend to engage a market maker to apply for quotation on the OTC Electronic Bulletin Board. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA), which operates the OTC Electronic Bulletin Board; nor can there be any assurance that such an application for quotation will be approved. If such an application is approved and our common stock is approved for quotation via the OTC Electronic Bulletin Board, then our common stock is expected to have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the AMEX, the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for our common stock. These factors may result in higher price volatility and less market liquidity for our common stock. In any event we cannot assure you that any market for the shares will develop or be sustained.

As of the date of this prospectus, there are no options outstanding to purchase shares of our common stock under our company’s 2009 Stock Incentive Plan. See “Executive Compensation—2009 Stock Incentive Plan.”

One million shares of our common stock are covered by the registration statement of which this prospectus is a part and may be sold by the selling stockholders hereunder. As of the date of this prospectus, without counting the shares of our common stock covered by the registration statement of which this prospectus is a part, there are outstanding 20,746,063 shares of our common stock that could be sold pursuant to Rule 144 under the Securities Act. The selling stockholders also may sell their shares of our common stock under Rule 144 under the Securities Act rather than under this prospectus. See “Plan of Distribution.”

Holders of our Common Stock

As of the date of this prospectus, 67,496,792 shares of our common stock are outstanding and held of record by approximately ___ stockholders.

Dividends

We declared dividends on our common stock in the amounts of $251,566 to date in 2012 and $196,815 in 2011. We declared and paid such dividends on a quarterly basis.  In addition, in 2011 our company received a reimbursement payment of $132,007 under Section 1603 of the Recovery Act for installing eligible energy facilities, which amount was distributed pro rata to our common shareholders.  We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Securities Authorized for Issuance Under Equity Compensation Plans

            We have one compensation plan, our company’s 2009 Stock Incentive Plan, which was previously approved by security holders. See “Executive Compensation—2009 Stock Incentive Plan.” As of the date of this prospectus, there are no options outstanding to purchase shares of our common stock under our company’s 2009 Stock Incentive Plan. As of September 30, 2012, the number of shares of our common stock that are available for future issuance under our company’s 2009 Stock Incentive Plan is 10,200,000.

DESCRIPTION OF BUSINESS

General

The production and distribution of energy has become one of the most important and difficult issues facing the United States and the world. The following issues are shaping the energy landscape in the United States:

•	Growing energy demand;

•	Constraints on traditional energy supply and delivery;

•	Global competition;

•	Climate change concerns;

•	Need for infrastructure modernization; and

•	Security concerns.

Our company intends to address these concerns by acquiring or developing, owning and operating efficient or renewable energy projects, specifically CHP facilities.

Our Growth Strategy

Our focus is and has been on acquiring existing combined heat and power (“CHP”) plants. We have determined to focus on CHP because generally such plants rely on proven technology, are smaller in size and cost and provide a quicker path to revenue and earnings than newly developed projects.

Our objective is to grow revenue through strategic acquisitions of existing CHP projects, identify and develop new project opportunities in CHP and expand our project scope into other renewable energy technologies. Although no assurances can be given, management anticipates company growth from the following areas:

1)
Acquisitions of existing projects. In most cases, we will acquire only assets that already are subject to long-term energy purchase agreements and with respect to which all required regulatory permits have been obtained. These acquisitions will allow us to more quickly achieve sales and revenue in the traditional, alternative and renewable energy industries.

2)
Increase revenues from existing CHP customers. Some of the customers of the projects that we have acquired or that we may acquire in the future have or may have other locations and therefore may have an interest in developing CHP plants at such other locations. We intend to develop such opportunities if and as they present themselves as capital resources permit.

3)
Identify and develop new renewable and efficient energy projects. We intend to identify and perform due diligence on other renewable and efficient energy projects. Some of such projects may be larger in size and higher in cost and could require additional time to permit, design, construct and commission than the projects we already have acquired. We therefore anticipate that such projects may be undertaken on a selective basis (if at all). In addition, we may structure our involvement in such projects as joint ventures or strategic partnerships in order to assure that we have adequate capital resources and expertise to undertake such large-scale operations.

            Through strategic acquisitions and expanding sales and margins in our initial acquisitions, we may seek to achieve a larger geographic footprint and to create branding, greater economies of scale and improved marketing, advertising and service programs.

Combined Heat and Power Solutions

What is CHP? CHP, also known as cogeneration, is the concurrent production of electricity or mechanical power and useful thermal energy (heating and/or cooling) from a single source of energy. CHP is a type of distributed generation, which, unlike central station generation, is located at or near the point of consumption. Instead of purchasing electricity from a local utility and then burning fuel in a furnace or boiler to produce thermal energy, consumers use CHP to provide these energy services in one energy-efficient step. As a result, CHP improves efficiency and reduces greenhouse gas (GHG) emissions. For optimal efficiency, CHP systems typically are designed and sized to satisfy the users’ thermal baseload demand.

CHP is not a single technology but a suite of technologies that can use a variety of fuels to generate electricity or power at the point of use, allowing the heat that normally would be lost in the power generation process to be recovered to provide needed heating and/or cooling. This allows for much greater improvement in overall fuel efficiency, resulting in lower costs and CO2 emissions. CHP’s potential for energy savings is vast.

CHP may not be widely recognized outside industrial, commercial, institutional and utility circles, but it has quietly been providing highly efficient electricity and process heat to some of the most vital industries, largest employers, urban centers and campuses in the United States. While the traditional method of separately producing usable heat and power has a typical combined efficiency of 45%, CHP systems can operate at efficiency levels as high as 80%.

The great majority of electricity generation in the United States does not make use of the waste heat. As a result, the average efficiency of utility generation has remained at roughly 34% since the 1960s. The energy lost in the United States from wasted heat in the power generation sector is greater than the total energy use of Japan. CHP captures this valuable wasted energy.

What advantages does CHP offer? Increasing worldwide energy demand, rising energy prices and concerns about climate change are driving interest in energy efficiency and renewable energy. There is growing recognition that energy efficiency must be part of any realistic strategy to ease short-term US energy prices and stabilize the long-term energy future. Energy efficiency and renewable energy are key components of a portfolio of promising supply- and demand-side resources that can provide the United States with clean, affordable energy and support continued economic prosperity. CHP is first and foremost an energy efficiency resource.

The cost-effectiveness and near-term viability of CHP development establishes this exciting technology as a leader among other clean energy technologies such as wind, solar, clean coal, biofuels and nuclear power. As the United States continues to transform the way it produces, transports and uses energy, it should capitalize on the vast and valuable benefits of CHP. A strategic approach is needed to encourage CHP where it can be applied today and address the challenges discouraging its deployment. A history of success here and abroad proves that a balanced set of policies, incentives and technology investments can bring sustained CHP growth and realize its enormous potential.

CHP positively impacts the health of local economies and supports national policy goals in a number of ways. Specifically, CHP can:

•	Enhance our energy security by reducing our national energy requirements and help businesses weather energy price volatility and supply disruptions;

•	Advance our climate change and environmental goals by reducing emissions of CO2 and other pollutants;

•	Improve business competitiveness by increasing energy efficiency and managing costs;

•	Increase resiliency of our energy infrastructure by limiting congestion and offsetting transmission losses;

•	Diversify energy supply by enabling further integration of domestically produced and renewable fuels; and

•	Improve energy efficiency by capturing heat that normally is wasted.

Office Building CHP Plants

General. On or about November 12, 2010, 808 Energy 3, LLC purchased and acquired from 1211658 Alberta Ltd., an Alberta, Canada corporation, 14 CHP plants and related assets owned by 1211658 Alberta Ltd. and formerly owned and operated by Real Energy, Inc. We refer to these 14 CHP plants collectively herein as the Office Building CHP plants and to each of them individually herein as an Office Building CHP plant. We refer to the Office Building CHP plants together collectively with all related Office Building CHP plant assets that 808 Energy 3, LLC acquired as the Office Building CHP plant assets.

Status. Since November 12, 2010, we have re-commissioned and restarted successfully six of the Office Building CHP plants. As of the date of this prospectus, five of these six Office Building CHP plants are fully operational and operating. One of these six restarted Office Building CHP plants was shut down in July 2012, and its equipment currently is being deployed to a different location. Three additional Office Building CHP plants are anticipated to commence generating energy in or about November 2012. As of the date of this prospectus, we have determined that two of the remaining five of the 14 Office Building CHP plants that we acquired cannot be re-started due to concerns of owners of the properties where those two Office Building CHP plants are located. Because unforeseen circumstances can arise that in our opinion would require excessive capital expenditures, or because we may determine that one or more of the other three of the remaining five Office Building CHP plants would be unprofitable if re-commissioned and restarted, we cannot assure you that we will be able to, or that we will, re-commission or restart successfully the other three of the remaining five of the 14 Office Building CHP plants or that they otherwise will become fully operational.

Description. The Office Building CHP plants are located in high rise office buildings and were designed to provide the electric, hot water and chilled water needs of the buildings’ tenants. Set forth below is the site name and location for each of the Office Building CHP plants, the maximum rate capacity of kilowatts (“KW”) capacity for each of the Office Building CHP plants and the status of each of the Office Building CHP plants as of the date of this prospectus.

Office Building CHP plant	KWs	Status

Hawthorne 21515 Hawthorne Boulevard Torrance, California 90503	800	Office Building CHP plant operating

Anita 333 S. Anita Drive Orange, California 92868	600	Office Building CHP plant operating
Two Town Center 3200 Park Center Drive Costa Mesa, California 92626	1,000	Office Building CHP plant operating

701 B Street San Diego, California 92101	600	Office Building CHP plant operating

50 Beale Street San Francisco, California 94105	1,200	Office Building CHP plant operating
Centerside 3111 Camino Del Rio San Diego, California 92108	400
Office Building CHP plant operated successfully from September 27, 2010 to July 12, 2012. Office Building CHP plant was shut down in July 2012 by new owner of building where Office Building CHP plant was located

Elihu Harris 1515 Clay Street Oakland, California 94612	600	Anticipated restart in November 2012
Civic Center 455 Golden Gate Avenue San Francisco, California 94102	800	Anticipated restart in November 2012
CPUC 505 Van Ness Avenue San Francisco, California 94102	400	Anticipated restart in November 2012
8383 Wilshire Boulevard Beverly Hills, California 90211	600	Anticipated restart in mid to late 2013
Marriott Fremont 46100 Landing Parkway Fremont, California 94538	400	Anticipated restart in mid to late 2013
Regents I & II 4250 and 4275 Executive Square La Jolla, California 92037	800	Contemplated to be restarted, but no anticipated restart date has been determined
595 Market Street San Francisco, CA 94105	1,030	Not anticipated to be re-started
Sky Park 9325 and 9275 Sky Park San Diego, California 92123	400	Not anticipated to be re-started

The maximum capacity of each Office Building CHP plant varies but generally is from 400 kilowatts (“KW”) to 1,200 KW. The Office Building CHP plants are not designed to export power to the electric grid but rather are designed solely to service the needs of the building occupants. Each Office Building CHP plant consists of one or more natural-gas fired, engine driven generators that produce electricity on-site. Waste heat is recovered from the CHP engines and exhaust systems and is used to heat water and in absorption chillers for cooling applications. The natural gas is obtained from existing gas distribution lines supplying each building site.

Critical Contracts, Etc. Each Office Building CHP plant involves several critical contracts and permits, including an energy services agreement, a facility lease, an interconnection agreement with the electric utility and an air quality permit. Each of these agreements must be executed and be in force to operate the Office Building CHP plant. We have obtained consents from the building owners where the currently-operating Office Building CHP plants are located and currently are in the process of negotiating with certain other building owners to confirm that each of them will enter into a new energy purchase agreement and lease (or renew the pre-existing energy purchase agreement and lease) for the Office Building CHP plant located at such owner’s building. If we are unable to obtain the building owner’s consent, or if we determine that the costs to repair and re-commission the Office Building CHP plant is excessive, we will not pursue the re-commissioning. As of the date of this prospectus, we have renewed the air quality permits (or obtained new air quality permits) and entered into an interconnection agreement with the electric utility for each of the Office Building CHP plants that currently are operating or that we intend to operate.

Critical Tasks. Before generating energy from any Office Building CHP plant after 808 Energy 3, LLC acquired it, there were a number of critical tasks that had to be accomplished. Some of these tasks depended (and depend) on the consent or agreement of third parties who were (and are) beyond our control. As a result, we cannot provide any assurance that the remaining Office Building CHP plants that currently are not operating but that we intend to restart will be restarted. Set forth below are some, but not all, of the tasks that needed (and need) to be accomplished before we can restart any of the Office Building CHP plants.

•	Renewing or obtaining new air quality permits from the State of California and other air quality boards.

•	Renewing or entering into new interconnection agreements with the electric utility company serving each location.

•	Obtaining long-term (if possible) natural gas supply agreements or suitable hedges.

•	Inspecting, repairing and re-commissioning each Office Building CHP plant, including repairing or replacing non-functional or substandard parts.

Pacific Clay CHP Plant

We operate a natural gas powered energy generation system located at Pacific Clay Products, Inc. in Lake Elsinore, California, a leading manufacturer of clay brick products. We refer to this CHP plant herein as the Pacific Clay CHP plant. Pacific Clay’s state-of-the-art manufacturing facility is the largest in the western United States.  Our energy generation system has a maximum rated capacity of 1,100 kWhs.  In April 2011, we entered into a new energy services agreement with Pacific Clay Products, Inc. which has a term of 10 years and is automatically extended for additional terms of five years unless terminated by Pacific Clay.  Pursuant to the energy services agreement, Pacific Clay is obligated to purchase a minimum of 200,000kWh per month, and we agree to generate not less than 60% of Pacific Clay’s energy demand or 80% of the maximum rated capacity of our system.

Governmental Regulation

Generally, the Office Building CHP plants are required to obtain permits from state environmental agencies (e.g., the California Air Quality Management Department) in order to operate the equipment. These permits require site plans and other documents to be submitted to and approved by the regulatory agency. Permits typically are issued for a period of one year, with renewals being routinely granted. As of the date of this prospectus, we have renewed the AQMD permits (or obtained new AQMD permits) for each of the Office Building CHP plants that currently are operating or that we intend to operate. All of these AQMD permits currently are in effect.

We do not anticipate that our operation of any of the Office Building CHP plants will require us to be regulated as an “electric utility company” under the Public Utility Holding Company Act of 1935.

Employees

At the date hereof, we have 10 full-time employees.

Description of Property

Our company owns no real property. Our corporate offices are located at 5011 Argosy Avenue, Suite 4, Huntington Beach, California  92649, where we lease property consisting of approximately 4,000 square feet in the aggregate. This leased property consists of two office spaces within the same office complex, pursuant to two separate lease agreements, each of which is anticipated to be terminated at or about December 31, 2012. The current aggregate monthly rent for both of these office spaces under such two lease agreements is $6,825.

We are seeking alternative office space to lease as our corporate headquarters. We anticipate leasing such alternative office space in or about January 2013.

We also currently lease certain warehouse space located in Huntington Beach, California, consisting of approximately 1,700 square feet, on a month-to-month basis, at a monthly rent of $1,430, and certain warehouse space located in San Diego, California, consisting of approximately 700 square feet, on a month-to-month basis, at a monthly rent of $500.

Legal Proceedings

Our company is not a party to any material legal proceeding.

Principal Executive Office

Our principal executive office is located at 5011 Argosy Avenue, Suite 4, Huntington Beach, California 92649. Our telephone number is (714) 891-8282.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            You should read the following discussion of our financial condition and results of operations in conjunction with (i) our audited financial statements as of December 31, 2010 and 2011 and for the fiscal years then ended and (ii) our unaudited financial statements for the nine month period ended September 30, 2012 that appear elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we described under “Risk Factors” and elsewhere in this prospectus. Certain statements contained in this discussion, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and the like, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any of the future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any of such factors or to announce publicly the results of revision of any of the forward-looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the “Risk Factors” section of this prospectus beginning on page 3.

Overview

We provide energy through natural gas-powered systems owned by us and installed on our customers’ premises. Our revenue is derived from the sale of electricity, heat, hot water and cooling to our customers under long-term energy sales agreements (with a typical term of 10 to 15 years). We charge our customers a negotiated discount from the price they would otherwise pay to the local energy utility. Each month we determine the amount of energy produced for each customer and multiply the amount of energy by the published price of energy from such local energy utility to derive the value of our monthly energy sale, less the applicable discount. Our revenues per customer on a monthly basis vary based on the amount of energy produced by our energy systems and the published price of energy from our customers’ local energy utility that month. Our revenues commence as new energy systems become operational. As of  September 30, 2012, we had six energy systems operational and are in the process of re-commissioning three additional systems.

We have experienced total net losses since inception of approximately $10.5 million. For the foreseeable future, we expect to experience continuing operating losses and negative cash flows from operations as our management executes our current business plan. The cash and cash equivalents available at September 30, 2012 will provide sufficient working capital to meet our anticipated expenditures, including installations of new equipment for the next 12 months; however, as we continue to grow our business by adding more energy systems, the cash requirements will increase. We believe that our cash and cash equivalents available at September 30, 2012, together with anticipated advances from Creekridge Capital LLC, will enable us to meet our anticipated cash expenditures through June 30, 2013. Beyond June 30, 2013, or if we determine to acquire or construct new systems, we may need to raise additional capital through a debt financing or equity offering to meet our operating and capital needs. There can be no assurance, however, that we will be successful in our fundraising efforts or that additional funds will be available on acceptable terms, if at all.

Through September 30, 2012, we raised $___________ from the issuance of our Series B preferred stock, $___________ from the issuance of our common stock and $635,688.55 from loans from a related party. The holder of our convertible notes in the principal amount of $___________ also agreed to convert the principal amount of $________ of the notes into shares of our common stock.  Although such conversion did not provide any additional cash for operations, the conversion substantially reduced our interest expenses, making more cash available for operations and growth.

If we are unable to raise additional capital in 2013, we may need to adjust our current business plan. Financial considerations may cause us to modify planned deployment of new energy systems, and we may decide to suspend installations until we are able to secure additional working capital. We will evaluate possible acquisitions of, or investments in, businesses, technologies and products that are complementary to our business; however, we are not currently engaged in such discussions.

We operate only one business segment -- selling electricity, heat, hot water and cooling to our customers under long-term sales agreements. All revenues are generated and all long lived assets are maintained in the State of California.

Going Concern

Our registered independent accounting firm expressed substantial doubt as to our ability to continue as a going concern in its report for the fiscal year ended December 31, 2011 based on the fact that we do not have adequate working capital to finance our day-to-day operations. Our continued existence depends on the success of our efforts to raise additional capital necessary to meet our obligations as they come due and to obtain sufficient capital to execute our business plan. We intend to obtain capital primarily through issuances of debt or equity or entering into collaborative arrangements with corporate partners. There can be no assurance that we will be successful in completing additional financing or collaboration transactions or, if financing is available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we may be required to further scale down or perhaps even cease the operation of our business. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Management believes the following critical accounting policies involve more significant judgments and estimates used in the preparation of our consolidated financial statements.

Related Party Transactions. We have entered into the following related party transactions during the past two fiscal years and through September 30, 2012:

Acquisition of 808 Energy 2, LLC. On or about August 23, 2010, Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, commenced an offer to the members of 808 Energy 2, LLC to exchange shares of our common stock previously issued to Mr. Carter for all of the issued and outstanding units of membership interest of 808 Energy 2, LLC. Mr. Carter made this offer because the Pacific Clay CHP plant had been shut down by virtue of a lawsuit against Pacific Clay Products, Inc. filed by a third party claiming to have purchased an interest in the Pacific Clay CHP plant. 808 Energy 2, LLC, however, was the owner of the Pacific Clay CHP plant. See “Description of Business—Pacific Clay CHP Plant.” Pursuant to exchange agreements individually executed by Patrick S. Carter and certain members of 808 Energy 2, LLC, each exchanging member agreed to acquire and Patrick S. Carter agreed to transfer and assign to such exchanging member one share of our common stock previously issued to Mr. Carter for every unit of membership interest of 808 Energy 2, LLC held by such exchanging member. As of December 31, 2010, pursuant to these exchange agreements, Patrick S. Carter had exchanged with the exchanging members 2,640,259 shares of our common stock for 2,640,259 units of membership interest of 808 Energy 2, LLC, constituting approximately 90% of the issued and outstanding units of membership interest of 808 Energy 2, LLC.

Stock Purchase and Membership Interest Contribution Agreement. Our company entered into a Stock Purchase and Membership Interest Contribution Agreement with Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, dated effective as of December 31, 2010, pursuant to which we agreed to sell to Mr. Carter and Mr. Carter agreed to purchase from us 2,640,259 newly-issued shares of our common stock as consideration for Mr. Carter’s irrevocable contribution, conveyance, assignment, transfer and delivery to us of all of Mr. Carter’s right, title and interest in, to and under all of the 2,640,259 units of membership interest of 808 Energy 2, LLC acquired by Mr. Carter from the exchanging members of 808 Energy 2, LLC pursuant to the exchange agreements as described in the preceding paragraph. Accordingly, effective as of December 31, 2010, we issued 2,640,259 shares of our common stock to Patrick S. Carter, and we became the record owner of 2,640,259 units of membership interest of 808 Energy 2, LLC, constituting approximately 90% of the issued and outstanding units of membership interest of 808 Energy 2, LLC.

Secured Revolving Demand Promissory Note. 808 Energy 3, LLC executed and delivered to 808 Investments, LLC, a California limited liability company owned by Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, a Secured Revolving Demand Promissory Note, dated September 17, 2010. Pursuant to this Note, 808 Energy 3, LLC had the right to request loan advances from 808 Investments, LLC, and 808 Investments, LLC in its discretion would make loan advances to 808 Energy 3, LLC, up to a maximum aggregate principal amount of $5,000,000. The annual interest rate of this Note was 8%. The default annual interest rate of this Note was 11%. On or about June 10, 2009, 808 Investments, LLC entered into a certain Assignment and Assumption Agreement with 808 Energy 3, LLC, pursuant to which 808 Energy 3, LLC agreed to pay to 808 Investments, LLC an assignment fee in the amount of $4,000,000 plus actual out-of-pocket expenses incurred by 808 Investments, LLC in connection with the acquisition of the Office Building CHP plant assets from 1211658 Alberta Ltd. See “Description of Business—Office Building CHP Plants.” 808 Energy 3, LLC executed and delivered the Secured Revolving Demand Promissory Note, dated September 17, 2010, in order to evidence the obligation of 808 Energy 3, LLC to pay this assignment fee up to a maximum principal amount of $5,000,000. As of December 31, 2010, the aggregate principal amount owed and payable under this Note was $2,678,218.

Settlement Agreement and Mutual General Release. Our company entered into a Settlement Agreement and Mutual General Release with 808 Investments, LLC and Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, dated effective as of December 31, 2010, pursuant to which we issued to Mr. Carter 2,678,218 shares of our Series A preferred stock in exchange for 808 Investments, LLC’s and Mr. Carter’s cancellation of all of our outstanding obligations under the Note described in the preceding paragraph, including the security interests previously granted to 808 Investments, LLC thereunder, their cancellation of certain other obligations of ours to them and Mr. Carter’s waiver of our obligation to make certain payments otherwise owed to Mr. Carter as of December 31, 2010 under his employment agreement with us.

Redemption of Shares of Series A Preferred Stock. Our company entered into Stock Redemption Agreements with Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, pursuant to which we purchased and redeemed from Mr. Carter 325,000 shares of our Series A preferred stock for an aggregate purchase price of $325,000 on or about April 11, 2010 and 100,000 shares for $100,000 on or about June 11, 2011.

Conversion of Shares of our Common Stock into Additional Shares of our Series A Preferred Stock. Our company entered into a Stock Purchase and Exchange Agreement with Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, dated effective as of July 1, 2011, pursuant to which we issued to Mr. Carter 2,640,259 shares of our Series A preferred stock as consideration and in exchange for Mr. Carter’s irrevocable assignment, transfer and delivery to us of an aggregate of 2,640,259 shares of our common stock (which were the shares of our common stock previously issued to Mr. Carter under the Stock Purchase and Membership Interest Contribution Agreement described above).

Property and Equipment and Depreciation and Amortization. Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method at rates sufficient to write off the cost of the applicable assets over their estimated useful lives. Repairs and maintenance are expensed as incurred.

Our property and equipment consists primarily of office and computer equipment and project assets and is recorded at historical cost. Future major additions and improvements will be capitalized as additions to the property and equipment accounts, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. Depreciation and amortization of property and equipment are computed on a straight-line basis over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Furniture and office equipment	Seven years
Computer equipment and software costs	Three years
Leasehold improvements	Lesser of term of lease or five years
Automobiles	Three years

Project assets consist of costs of materials, direct labor, outside contract services and project development costs incurred in connection with the construction of small-scale renewable energy plants that our company owns. The estimated useful life for each plant has been determined to be 20 years. Depreciation is recorded on a 20-year straight line basis beginning in the month that operations commence.

During the year ended December 31, 2011, we revalued the useful life for the plant assets and determined that, based on the term of the service contracts, the refurbishments done on the plants and a review of other companies in the same industry with similar plant assets, the life of 20 years is a more realistic and truer estimate of the useful life of the plants. This change in the estimated useful life of the project assets from 10 years to 20 years is considered a change in accounting estimate, and the change is handled prospectively.

If we had continued with the estimated useful life of the plants as 10 years, then the depreciation for the year ended December 31, 2011 would have been $458,441, which would have increased our net loss for the year ended December 31, 2011 by $243,472. The net loss from continuing operations would have been $2,032,971 instead of the current net loss from continuing operations of $1,789,499, and the net loss would have been $2,848,410 instead of the current net loss of $2,604,938. The weighted average net loss per share would have been $0.05 per share instead of $0.04 per share.

Impairment of Long-Lived Assets. We evaluate the recoverability of our long-lived assets if circumstances indicate impairment may have occurred. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on this review, we believe that, as of December 31, 2011 and 2010, there was no impairment of our long-lived assets.

Revenue Recognition. Revenue from our long-term energy contracts is recognized when electricity, heat and chilled water is produced by the cogeneration systems at the customers’ sites. We bill our customers each month based on various meter readings installed at each site. The amount of energy produced by on-site energy systems is invoiced, as determined by a contractually defined formula.

We recognize revenue when it is realized or realizable and earned and therefore only recognize revenue on energy systems once those systems become operational. Receipts must meet all of the following four criteria in order to recognize revenue:

•	Persuasive evidence of an arrangement exists
•	Delivery has occurred
•	The sales price is fixed or determinable
•	Collection is reasonably assured

Payments received in advance of satisfaction of the relevant criteria for revenue recognition are recorded as advances from customers.

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before our company is able to realize their benefits or that future deductibility is uncertain.

Stock-Based Compensation. We record stock-based compensation at fair value as of the date of grant and recognize the corresponding expense over the requisite service period, utilizing the Black-Scholes option-pricing model. The volatility component of the calculation is based on the historic volatility of our stock or the expected future volatility. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Impact of New Accounting Pronouncements

Our company does not expect the impact of recently issued accounting pronouncements to have a material impact on our company’s results of operations, financial position or cash flows.

 Results of Operations

 Fiscal Year Ended December 31, 2011 Compared with Fiscal Year Ended December 31, 2010

 Revenues

Revenues in 2011 were $653,586 compared to $241,331 for the same period in 2010, an increase of $412,255 or 170.8%. The increase in revenues was primarily due to increased energy production from the addition of new systems during the period.

During 2011, we operated a maximum of seven energy systems, at seven locations in the State of California, representing approximately 5,700 kW of installed electricity plus thermal energy, compared to four energy systems at four locations, representing 3,500 kW of installed electricity plus thermal energy for the same period in 2010. The revenue per customer on a monthly basis is based on the sum of the amount of energy produced by our energy systems, which is derived by the monthly published price of energy from our customers’ local utility, less the discounts we provide our customers. Our revenues commence as new energy systems become operational.

Cost of Sales

Cost of sales, including depreciation, in 2011 were $506,094 compared to $634,812 for the same period in 2010, a decrease of $128,718 or 20.2%. Included in the cost of sales was depreciation expense of $214,969 in 2011, compared to $325,310 for the same period in 2010, due to the revaluation of the useful life of our project assets. Our cost of sales consists primarily of the costs of purchase and transportation of natural gas required to operate our energy systems. The cost of natural gas increased to $233,819 for 2011 compared to $168,022 for 2010, but such increase in cost represents a decrease  of approximately 21.4% as a percentage of energy revenue in 2011, compared to the same period in 2010.

In 2011, our gross margins were 22.5% compared to -163.0% for the same period in 2010, primarily due to the increase in revenue from additional systems and the reduction in depreciation expense associated with revaluation of the useful life of the project assets.

Operating Expenses

Our general and administrative expenses consist of executive staff, accounting and legal expenses, office space, general insurance and other administrative expenses. Our general and administrative expenses in 2011 were $1,936,991 compared to $1,422,202 for the same period in 2010, an increase of $514,789 or 36.2%. The increase was due to additional expenses relating to executive compensation that we paid to our former CEO in 2011, who resigned as such effective as of November 29, 2011. See “Executive Compensation—Summary Compensation Table.”

We do not incur any selling expense not included in general and administrative expenses.

Loss from Operations

The loss from operations in 2011 was $1,789,499 compared to $1,815,682 for the same period in 2010. The decrease in the operating loss was due primarily to the increase in gross revenue resulting from the additional energy systems and the reduction in costs of sales.

 Other Expense

Our other expense in 2011 consisted entirely of interest expense of $815,439 compared to interest expense of $39,123 for the same period in 2010. The increase was due to the interest accruing on the convertible notes issue in 2011 (see “Note 9 to the Financial Statements– Convertible Note Payable”).

Liquidity and Capital Resources

Working capital at December 31, 2011 was $57,492, compared to $407,201 at December 31, 2010, which consisted entirely of cash and cash equivalents. The decrease in working capital was primarily the result of increased expenditures to place energy systems into operation, offset by receipt of convertible note proceeds and the proceeds of sale of Series B preferred stock and common stock.

Cash used in operating activities was $1,866,546 in 2011 compared to $1,471,406 for the same period in 2010. Our company’s accounts receivable balance increased to $176,107 in 2011 compared to $12,217 at December 31, 2010, consisting primarily of the increase in payments due under our energy services agreements.  The amount due to our company from related parties decreased to $0 in 2011 compared to $84,091 at December 31, 2010. Our inventory increased to $1,145,679 in 2011 compared to 1,104,967 at December 31, 2010. Our prepaid and other current assets increased to $92,285 in 2011 compared to $82,855 at December 31, 2010.

Accounts payable increased to $1,063,073 in 2011, compared to $659,080 at December 31, 2010, resulting primarily from an increase in amounts due to our trade creditors. Our related party payable increased to $312,219 at December 31, 2011 from $0 at December 31, 2010, arising from loans advanced from Patrick S. Carter, our CEO, which were subsequently repaid.

During 2011, the investing activities of our company’s operations were expenditures for the purchase of property, plant and equipment for energy system installations. Our company used $1,581,671 for purchases and installation of energy systems.

Our company’s financing activities provided $4,155,453 of cash in 2011 from the issuance of convertible notes, sale of Series B preferred stock and common stock and proceeds from a related party, offset by $632,406 of liquidating dividends and $425,000 of redemption of preferred stock from a related party.

Our company acquires, constructs and re-commissions energy generation systems at its own cost and expense and then sells energy to its customers under long-term contracts. Therefore, our company is capital intensive. We believe that our existing resources, including cash and cash equivalents and future cash flow from operations, are sufficient to satisfy the working capital requirements of our existing business for the foreseeable future, including the next 12 months; however, as our company continues to grow its business by adding more energy systems, the cash requirements will increase. Beyond June 30, 2013, we may need to raise additional capital through a debt financing or an equity offering to meet our company’s operating and capital needs for future growth. There can be no assurance, however, that we will be successful in our company’s fundraising efforts or that additional funds will be available on acceptable terms, if at all.

Our ability to continue to access capital could be impacted by various factors, including general market conditions, interest rates, the perception of our potential future earnings and cash distributions, any unwillingness on the part of lenders to make loans to us and any deterioration in the financial position of lenders that might make them unable to meet their obligations to us. If these conditions continue and we cannot raise funds through a public or private debt financing, or an equity offering, our ability to grow our business may be negatively affected. In such case, our company may need to suspend any new installation of energy systems and significantly reduce its operating costs until market conditions improve.

Seasonality

Our customers generally use additional energy during periods of more extreme temperatures. Accordingly, our revenue generally tends to increase during the summer. The majority of our heating systems sales are in the winter, and the majority of our chilling systems sales are in the summer.

Inflation

Inflation will generally cause conventional utility suppliers to increase their rates, and since we bill our customers based on the electric utility rates, our pricing will increase in tandem and positively affect our revenue. However, inflation might cause both our investment and cost of goods sold to increase, thereby lowering our return on investment and depressing our gross margins.

 Off Balance Sheet Arrangements

Our company has no material off balance sheet arrangements.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of September 30, 2012:

Name	Age	Position
Executive Officers:
Patrick S. Carter	41	Founder, Chairman of the Board, CEO, President, CFO, Secretary and Director
Peter Kirkbride	49	Chief Operating Officer and Director
Directors:
Thomas P. Grainger (1) (2)	58	Director
Martin J. Kinchloe (1) (2)	38	Director
James P. Carter (2) (3)	67	Director
______________

(1)	Member of our Audit Committee.

(2)
We intend, upon the effectiveness of the registration statement of which this prospectus is part, to apply for the listing of our common stock on the American Stock Exchange (AMEX) or another national stock exchange or an automated quotation system. It is anticipated that, at or about the time we effect such application, Thomas P. Grainger, Martin J. Kinchloe and James P. Carter will resign as directors of our company and thereupon be replaced with new independent directors.

(3)	James P. Carter is the father of Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary.

Executive Officers

Patrick S. Carter is the founder of our company and has served as our Chairman of the Board, CEO, President, CFO and Secretary and as a director since our inception, except that Mr. Carter did not serve as our CEO from September 20, 2010 to November 29, 2011, during which time Pascal Lorthioir served as our CEO. See “Executive Compensation—Summary Compensation Table.” From August 19, 2008 to April 23, 2012, Mr. Carter was the managing member of 808 Energy 2, LLC. Since February 14, 2006, Mr. Carter has been the sole member and manager of 808 Investments, LLC. Mr. Carter has held Series 3, Series 7 Series 66 securities licenses, Health, Life, Disability and Annuity licenses and a Futures and Options Principal license. Mr. Carter also is a Certified Wealth Management Expert.

Peter Kirkbride has served as our Chief Operating Officer and as a director since August 2012. From May 2010 to July 2012, Mr. Kirkbride served as Director of Finance for our company and for 808 Energy 3, LLC. From August 2009 to April 2010, Mr. Kirkbride was a Series 7 & 66 registered representative with BrokersXpress. From April 2008 to August 2009, Mr. Kirkbride served as a registered representative for Bank of America’s Premier Bank. From December 2004 to April 2008, Mr. Kirkbride served as a financial advisor with UBS Financial Services. Mr. Kirkbride received his BA in Liberal Arts from the University of California, Santa Barbara. Mr. Kirkbride has held Series 3, Series 7 and Series 66 securities licenses as well as a California insurance license.

Directors

Thomas P. Grainger has served as a director of our company since August 2012. Since December 1989, Mr. Grainger has directed operations for the sporting consultancy, Silvertip Adventures, LLC, which Mr. Grainger founded.

Martin J. Kinchloe has served as a director of our company since August 2012. Since May 2004, Mr. Kinchloe has served as President of West Coast Commodities, LLC, a commodity brokerage firm, which Mr. Kinchloe founded. Mr. Kinchloe has held a Series 3 securities license.

James P. Carter has served as a director of our company since August 2012. Mr. Carter has been retired from the Burlington Northern Railway for five years. Before his retirement, Mr. Carter served in executive leadership positions at the Atchison, Topeka and Santa Fe and the Burlington Northern Santa Fe Railway for 38 years. Mr. Carter received his BA in Sociology and his MBA from the University of Southern California and his MS in Organizational Development from the University of Redlands. Mr. Carter also is a graduate of Southern California’s Institute for Business and Management and Northwestern University’s Advanced Transportation Management Institute. Mr. Carter has lectured widely to Fortune 500 companies on leadership and related issues.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and all employees. Our Code of Ethics is posted on our website at www.808RenewableEnergy.com. It also may be obtained free of charge by writing to 808 Renewable Energy Corporation, Attn:  Chief Executive Officer, 5011 Argosy Avenue, Suite 4 Huntington Beach, California 92649.

Board of Directors

Our board of directors currently consists of five members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and five directors are currently authorized.

Director Independence

Under the rules of the national securities exchanges (including the AMEX) and NASDAQ, a majority of a listed company’s board of directors must be comprised of independent directors, and each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent as well. Under the same rules a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such director has no material relationship with that company, either directly or as a partner, shareholder or officer of an organization that has a relationship with that company.

In addition, following the effectiveness of the registration statement of which this prospectus is a part, the members of our audit committee must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Rule 10A-3. In order to be considered to be independent for purposes of Rule 10A-3, no member of the audit committee may, other than in his capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the company or any of its subsidiaries or (2) be an affiliated person of the company or any of its subsidiaries.

None of our current directors is considered independent. We intend, however, upon the effectiveness of the registration statement of which this prospectus is part, to apply for the listing of our common stock on the American Stock Exchange (AMEX) or another national stock exchange or an automated quotation system. There can be no assurance that any application for the listing of our common stock on the AMEX or another national stock exchange or an automated quotation system will be approved. In the event that our common stock becomes listed on the AMEX or another national stock exchange or an automated quotation system, we will be required to comply with these director independence requirements, and we intend to do so.

Committees of our Board of Directors

As stated above, we intend to apply for listing of our common stock on the American Stock Exchange (AMEX) or another national stock exchange or an automated quotation system. In the event that our common stock becomes listed on the AMEX or another national stock exchange or an automated quotation, we will be required to maintain audit, compensation and nominating and corporate governance committees. We currently have and maintain a standing audit committee. We do not currently maintain a standing compensation committee or a standing nominating and corporate governance committee. Rather, the functions typically associated with such committees are performed by our board of directors, which currently consists of five members, none of which is considered independent.

Audit Committee

Our audit committee is comprised of Messrs. Grainger and Kinchloe, who is considered independent. Mr. Grainger is the current chairperson of our audit committee. We intend, upon the effectiveness of the registration statement of which this prospectus is part, to apply for the listing of our common stock on the American Stock Exchange (AMEX) or another national stock exchange or an automated quotation system. It is anticipated that, at or about the time we effect such application, Mr. Kinchloe will resign as a director of our company and as a member of our audit committee and thereupon be replaced as such with two new independent directors. At that time, our board of directors will determine that each member of our audit committee satisfies the financial literacy requirements under the rules and regulations of the AMEX (or another national securities exchange or an automated quotation system (as applicable)) and the SEC and that at least one member of our audit committee qualifies as our audit committee financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Under our audit committee charter to be effective upon the effectiveness of the registration statement of which this prospectus is part, our audit committee will be responsible for, among other things:

•	selecting and hiring our independent auditors and approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Compensation Committee

Under the compensation committee charter to be effective upon the effectiveness of the registration statement of which this prospectus is part, our compensation committee will be responsible for, among other things:

•
reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•	reviewing the succession planning for our executive officers;

•	reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Nominating and Corporate Governance Committee

Under the nominating and corporate governance committee charter to be effective upon the effectiveness of the registration statement of which this prospectus is part, our nominating and corporate governance committee will be responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors and management; and

•	recommending members for each committee of our board of directors.

Family Relationships

James Patrick Carter, a director of our company, is the father of Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary. There are no other family relationships among the directors and executive officers of our company.

Description of State Regulatory Proceedings

On December 3, 2009, the Texas State Securities Board issued Order Number ENF-09-CDO/FIN-1680 (the “Texas Order”) in the matter of 808 Investments, LLC; 808 Energy 2, LLC; 808 Energy, LLC; and Patrick S. Carter (the “Respondents”). On January 20, 2010, the Department of Corporations of the State of California issued a Desist and Refrain Order to 808 Investments, LLC, 808 Energy, LLC, 808 Energy 2, LLC, 808 Energy 3, LLC and Patrick S. Carter (the “California Order”). Patrick S. Carter is our Chairman of the Board, CEO, President, CFO and Secretary and a director of our company. The orders are summarized below.

Texas Order. The Texas Order found that the Respondents offered and sold units in the Respondent 808 Energy 2, LLC for $25,000 per unit. Investors were told that the Respondent 808 Energy 2, LLC would use their funds to acquire and operate a co-generation power plant and that investors would receive a profit through its lease to a third party. Investors were incorrectly led to believe that the Respondent 808 Energy 2, LLC had acquired the co-generation power plant free and clear of all liens. In fact, the co-generation power plant had not yet been transferred, and several liens still existed. Furthermore, the units were not registered by qualification, notification or coordination, and no permit had been granted for their sale in Texas. The Respondents were not registered with the Securities Commissioner as dealers or agents at any time material thereto.

In connection with the offer for sale of the units, the Respondents made offers containing statements that were materially misleading or otherwise likely to deceive the public by representing that the proceeds of the offering would be used to acquire and operate a co-generation power plant that was subject to a “10-year payment commitment.” The term “10-year payment commitment” was misleading, and in fact the following was true of the co-generation power plant: the parties to the Energy Agreement were Pacific Clay Products, Inc. and PPS Energy, Inc. (a predecessor in interest to Southern Pacific Energy, Inc.). The Energy Agreement cannot be assigned to anyone other than a lender or affiliate of the parties; the Energy Agreement was entered into in 2005 with a term of seven years commencing when the plant became capable of producing energy, which occurred in November 2007. The Energy Agreement is subject to termination for cause upon 30 days notice. Pacific Clay Products, Inc. has the right, but not the obligation, to extend the Energy Agreement for an additional three years.

The Securities Commissioner also reached several conclusions of law, which follow: the units in the Respondent 808 Energy, LLC are “securities” as that term is defined by Section 4.A of the Texas Securities Act; the Respondents violated Section 7 of the Texas Securities Act by offering securities for sale in Texas at a time when the securities were not registered with the Securities Commissioner; the Respondents violated Section 12 of the Texas Securities Act by offering securities for sale in Texas without being registered pursuant to the provisions of Section 12 of the Texas Securities Act; the Respondents 808 Investments, LLC, 808 Energy, LLC and Patrick S. Carter made offers containing statements that were materially misleading or were otherwise likely to deceive the public; and the foregoing conduct constitutes bases for the issuance of the Agreed Order pursuant to Sections 23.A and 23-2 of the Securities Act.

It was therefore ordered by the Securities Commissioner that the Respondents cease and desist from offering for sale any security in Texas until the security is registered with the Securities Commissioner or is offered for sale pursuant to an exemption from registration under the Texas Securities Act. It was further ordered that the Respondents cease and desist from acting as securities dealers or agents in Texas until the Respondents are registered with the Securities Commissioner or are acting pursuant to an exemption from registration under the Texas Securities Act. Additionally, it was ordered that the Respondents cease and desist from offering securities in Texas through an offer containing a statement that is materially misleading or otherwise likely to deceive the public.

Finally, the Commissioner ordered that the Emergency Order as to the Respondents 808 Investments, LLC, 808 Energy 2, LLC, 808 Energy, LLC and Patrick S. Carter be modified by the Agreed Order. The Respondents were assessed an “administrative fine” in the amount of Ten Thousand Dollars ($10,000.00).

California Order. On January 20, 2010, the California Department of Corporations issued a Desist and Refrain Order against the Respondents finding that the Respondents had failed to disclose to prospective investors the existence of the Texas Order and ordered the Respondents not to offer or sell any security in California unless and until the security has been qualified for sale in California or is exempt. Further the California Order found that the securities were offered and sold by means of written or oral communications which omitted material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in violation of California law. The Respondents were ordered not to make any sale or purchase of securities by any communication that includes an untrue statement of material fact or omits to state any material fact.

Respondents’ Response. In response to the Texas Order and the California Order, the Respondents took the following actions:  (1) they paid all liens for the Pacific Clay co-generation power plant and provided legal proof of being the sole owner of the co-generation power plant; (2) they prepared a confidential private placement memorandum to provide full disclosure to prospective investors in 808 Energy 3, LLC; (3) they disclosed the Texas Order and the California Order to prospective investors in 808 Energy 3, LLC; and (4) they filed for exemptions from registration with respect to the offering of units of membership interest of 808 Energy 3, LLC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides certain summary information concerning the compensation of our Chief Executive Officer and our other two highest paid executive officers for each of the last two fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)	Stock Awards ($)	All Other Compensation ($)(3)	Total Compensation ($)

Pascal Lorthioir Chief Executive Officer(4)	2011 2010	$189,000 $63,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Patrick S. Carter Chairman of the Board, CEO,(5) President, CFO and Secretary	2011 2010	$105,000(6) -0-(8)	-0-(7) -0-(7)	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Peter Kirkbride Chief Operating Officer	2011 2010	$123,956 $22,641	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-
______________

(1)	Reflects actual amounts paid.
(2)	There were no discretionary performance bonuses paid to any of our named executive officers for 2010 or 2011.
(3)	Excludes other compensation in the form of perquisites and other personal benefits that constitute less than $10,000.
(4)	Mr. Lorthioir served as our CEO from September 20, 2010 through November 29, 2011.
(5)
Mr. Carter served as our CEO from inception to September 20, 2010, at which date Mr. Lorthioir became our CEO. On November 30, 2011, Mr. Carter resumed serving as our CEO following Mr. Lorthioir’s resignation as our CEO effective as of November 29, 2011.

(6)
Mr. Carter’s employment agreement with us, effective as of August 1, 2010, provides that our company will pay Mr. Carter an annual base salary of not less than $375,000. Mr. Carter elected not to receive the balance (in the amount of $270,000) of his annual base salary otherwise payable to Mr. Carter in 2011 under his employment agreement with us.

(7)
Mr. Carter’s employment agreement with us, effective as of August 1, 2010, provides that, in addition to Mr. Carter’s annual base salary, at the end of each fiscal year, Mr. Carter will be eligible (but not necessarily entitled) to receive a discretionary cash bonus due and payable in cash on the date on which our compensation committee or board of directors declares its amount (if any), which declaration must occur by not later than December 31 of that fiscal year.

(8)	Mr. Carter elected not to receive any salary in 2010.

Employment Agreements

Patrick S. Carter. We entered into an employment agreement with Mr. Patrick S. Carter, our founder, Chairman of the Board, CEO, President, CFO and Secretary. Mr. Carter is required to perform the duties and function of his office and capacity under the supervisory authority of our board of directors. The employment agreement provides for an initial term of five years (commencing on August 1, 2010) and automatic one-year renewals thereafter, unless the agreement is terminated by advance written notice of either party. Under the terms of the employment agreement, Mr. Carter receives a base salary in the amount of $375,000 per annum, subject to such adjustments as our board of directors may approve from time to time. Mr. Carter is entitled to an annual discretionary cash bonus as determined by the compensation committee or our board of directors. Mr. Carter also is entitled to participate in and receive such other benefits and compensation (including, without limitation, any profit sharing or stock option plan) that our company may furnish to other management personnel or employees generally. The agreement further provides that Mr. Carter is entitled to 20 vacation days per fiscal year and reimbursement of all reasonable expenses incurred in connection with the performance of his duties under the employment agreement.

We may terminate the employment agreement with Mr. Carter for cause or by reason of his death or disability. Mr. Carter may terminate the employment agreement for any reason by advance written notice. If the employment agreement is terminated by reason of death or disability, then our company will be required to pay to Mr. Carter or his spouse, heirs or representatives a severance amount equal to 12 months’ base salary plus all reimbursable expenses incurred through the date of termination. If we terminate the employment agreement for cause or if Mr. Carter terminates the agreement other than for good reason, then Mr. Carter will be entitled to the base salary earned and payment of any unused accrued vacation through and including the date of termination. If Mr. Carter terminates the employment agreement for good reason or if we terminate the employment agreement for any reason not specified above, then Mr. Carter will be entitled to remaining base salary otherwise payable during the initial term (but not less than 12 months) and expenses incurred through the date of termination.

Under the terms of the employment agreement with Mr. Carter, we are required to purchase directors’ and officers’ liability insurance if we provide such insurance to our other executives and such insurance is available at commercially reasonable rates. If our company merges with or is acquired by another company, the acquiring company will be required to assume our rights and obligations under the employment agreement with Mr. Carter.

Additionally, as a condition to the enforceability of the employment agreement, Mr. Carter and our company entered into a Proprietary Information and Invention Assignment Agreement in substantially the same form as has been or will be executed by our other key employees.

Pension Benefits

We do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

Employee Benefit Plans

2009 Stock Incentive Plan

In May 2009, our board of directors adopted, with stockholder approval, our company’s 2009 Stock Incentive Plan. In March 2010 and in September 2010, in each case with stockholder approval, our board of directors amended our company’s 2009 Stock Incentive Plan. In what follows below, our company’s 2009 Stock Incentive Plan, as so amended, is referred to herein as the 2009 Plan.

Under the 2009 Plan, options and other rights to purchase up to an aggregate of 10,200,000 shares of common stock have been reserved for issuance upon exercise of options and other rights granted to our employees, directors and consultants. All options and other rights issued or granted under the 2009 Plan will have and be subject to the terms and conditions set forth in the 2009 Plan and the respective agreements governing such options and other rights.

At the date of this prospectus, there are no options outstanding to purchase shares of our common stock under our company’s 2009 Stock Incentive Plan.

If an option granted under the 2009 Plan expires or terminates, the shares subject to any unexercised portion of that option will become available again for the grant of additional options under the 2009 Plan. Options may be granted under the 2009 Plan that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code or, alternatively, as options that will not so qualify, commonly referred to as nonstatutory options. The 2009 Plan will terminate automatically on May 21, 2019, and our company will not be able to grant more options under the 2009 Plan after it has terminated.

Our board of directors or a committee designated by our board of directors is authorized under the 2009 Plan to determine the terms and conditions of each option granted under the 2009 Plan. Nonetheless, the exercise price of an incentive stock option cannot be less than the fair market value of the common stock on the date of grant (110.0% if granted to an employee who owns 10.0% or more of the outstanding common stock), and the exercise price of a nonstatutory option cannot be less than 85.0% of the fair market value of the common stock on the date of grant. No option can have a term in excess of 10 years (five years if granted to an employee owning 10.0% or more of our outstanding common stock), and no incentive stock option can be granted to anyone other than a full-time employee of our company or its subsidiaries.

Our board of directors or a committee designated by our board of directors also is authorized under the 2009 Plan to award or sell shares of common stock reserved under the 2009 Plan pursuant to a stock purchase agreement that must be adopted and approved by our board of directors or a committee designated by our board of directors. Every such award or sale will be subject to all applicable terms and conditions of the 2009 Plan and may be subject to other terms and conditions that are not inconsistent with the 2009 Plan and that our board of directors or the committee appointed by our board of directors deems appropriate for inclusion in such stock purchase agreement. The provisions of such stock purchase agreements entered into under the 2009 Plan need not be identical.

In the event that our company is a party to a merger or reorganization, outstanding stock options granted under the 2009 Plan will be subject to the agreement of merger or reorganization.

Our board of directors may amend the 2009 Plan at any time and may terminate the 2009 Plan at any time before its automatic termination on May 21, 2019. Rights and obligations under any right or stock option granted before amendment of the 2009 Plan may not be materially altered or impaired adversely by such amendment, except with consent of the person to whom such right or stock option was granted.

Compensation of Directors

Our company’s directors currently do not receive any cash compensation for service on our company’s board of directors or any committee thereof, but they may be reimbursed for certain expenses in connection with attendance at meetings of our company’s board of directors and committees thereof. From time to time, we may grant to our directors options to purchase shares of our company’s capital stock and provide them with other incentive-based forms of compensation payable in our company’s securities.

Limitation of Liability and Indemnification Matters

Our articles of incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law.

Our articles of incorporation and bylaws authorize our company to provide indemnification to our directors and officers and persons who are or were serving at our request as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise to the fullest extent permitted by Nevada law. Our articles of incorporation and bylaws also authorize our company, by action of our board of directors, to provide indemnification to employees and agents of our company and persons who are serving or did serve at our request as an employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise with the same scope and effect as provided to our directors and officers as described above.

Our company has not entered into any indemnification agreement with any of its directors or officers.

No pending litigation or proceeding involving a director, officer, employee or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our company.

We anticipate obtaining director and officer liability insurance with respect to possible director and officer liabilities arising out of certain matters, including matters arising under the Securities Act. See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at the date of this prospectus by:

•	each person or entity who is known by us to own beneficially more than 5.0% of our outstanding capital stock;

•	each of the persons named in the Summary Compensation Table;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Each stockholder’s percentage of beneficial ownership set forth in the following table is based on 67,496,792 shares of our common stock outstanding at the date of this prospectus.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o 808 Renewable Energy Corporation, 5011 Argosy Avenue, Suite 4, Huntington Beach, California 92649. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned*	Percentage of Class **
Patrick S. Carter	26,535,119(1)	39.31%
Thomas Grainger	5,151,615(2)	7.63%
Peter Kirkbride	2,350,000	3.48%
Martin J. Kinchloe	1,412,609	2.09%
All Persons Named in the Summary Compensation Table and Directors and Executive Officers as a Group (4 persons)	35,449,343	52.52%
_______________

*
Beneficial ownership is determined in accordance with the rules of the SEC that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person’s household.

**
Percent of class is calculated on the basis of the number of shares outstanding on the date of this prospectus plus the number of shares the person has the right to acquire within 60 days of the date of this prospectus.

(1)
Mr. Carter also beneficially owns 4,993,477 shares of our Series A preferred stock. Shares of our Series A preferred stock are not convertible into shares of our common stock. Accordingly, these shares of our Series A preferred stock beneficially owned by Mr. Carter are not included in this number. Excludes 170,000 shares beneficially owned by Parvenah Carter, Mr. Carter’s spouse.

(2)	Excludes 3,939,393 shares held by Mr. Grainger’s three adult children over which Mr. Grainger disclaims any voting or dispositive power.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements of our executive officers discussed above under “Executive Compensation,” the following is a description of transactions since the beginning of our last fiscal year to which we have been a party in which the amount involved exceeded or will exceed $120,000 within any fiscal year and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock or entities affiliated with them had or will have a direct or indirect material interest.

Patrick S. Carter

The following transactions involved Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary:

Redemption of Shares of Series A Preferred Stock. Our company entered into a Stock Redemption Agreement with Patrick S. Carter pursuant to which we purchased and redeemed from Mr. Carter 325,000 shares of our Series A preferred stock for an aggregate purchase price of $325,000 on April 15, 2011 and 100,000 shares on June 20, 2011.

Conversion of Shares of our Common Stock into Additional Shares of our Series A Preferred Stock. Our company entered into a Stock Purchase and Exchange Agreement with Patrick S. Carter, dated effective as of July 1, 2011, pursuant to which we issued to Mr. Carter 2,640,259 shares of our Series A preferred stock as consideration and in exchange for Mr. Carter’s irrevocable assignment, transfer and delivery to us of an aggregate of 2,640,259 shares of our common stock, which were the shares of our common stock previously issued to Mr. Carter under a certain Stock Purchase and Membership Interest Contribution Agreement dated effective as of December 31, 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Related Party Transactions—Stock Purchase and Membership Interest Contribution Agreement.”

Loans and Advances from Affiliates

As of September 30, 2012, Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, has advanced funds to our company as demand loans in the aggregate principal amount of $595,588.55. Also as of September 30, 2012, 808 Investments, LLC, an entity owned and controlled by Patrick S. Carter, has advanced funds to our company as a demand loan in the aggregate principal amount of $40,000.

Director Independence

            Our board of directors has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and NASDAQ Rules 4200 and 4350. Our board of directors has determined that none of its current members satisfies the independence requirements.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share,  and 20,000,000 shares of preferred stock, par value $.001 per share, of which 5,500,000 shares have been designated as Series A preferred stock, and 5,000,000 shares have been designated as Series B preferred stock.

Authorized and Issued Stock
	Number of shares at September 30, 2012
Title of Class	Authorized	Outstanding	Reserved

Common stock, par value $.001 per share	100,000,000	67, 496,792	10,200,000*

Preferred stock, $.001 par value per share	20,000,000
Series A preferred stock, par value $.001 per share	5,500,000(1)	4,893,477	-0-
Series B preferred stock, par value $.001 per share	5,000,000(2)	-0-	-0-
 ___________________

*
Reserved for stock options that may be granted and issuances and awards of shares under our company’s 2009 Stock Incentive Plan. As of the date of this prospectus, there are no options outstanding to purchase shares of our common stock under our company’s 2009 Stock Incentive Plan. See “Executive Compensation—2009 Stock Incentive Plan.”

(1)
Our articles of incorporation provide that outstanding shares of our Series A preferred stock that are redeemed by us are upon such redemption cancelled and will not thereafter be issuable by our company. In effect, such redemptions cause the authorized number of shares of our Series A preferred stock to be reduced. To the date of this prospectus, of the 5,500,000 shares of our Series A preferred stock authorized as stated in this column, a total of 5,318,477 of such shares of Series A preferred stock have been issued, of which 425,000 shares have been redeemed by us. By reason of such redemptions, the current authorized number of our shares of Series A preferred stock is 5,075,000 (5,500,000 – 425,000 = 5,075,000). 181,523 of such current authorized number of shares remain available for future issuance.

(2)
Our articles of incorporation provide that outstanding shares of our Series B preferred stock that are converted into shares of our common stock are upon such conversion cancelled and will not thereafter be issuable by our company. In effect, such conversions cause the authorized number of shares of our Series B preferred stock to be reduced. To the date of this prospectus, of the 5,000,000 shares of our Series B preferred stock authorized as stated in this column, a total of 3,599,640 of such shares of Series B preferred stock have been issued, all of which have been converted into shares of our common stock. By reason of such conversions, the current authorized number of our shares of Series B preferred stock is 1,400,360 (5,000,000 – 3,599,640 = 1,400,360). All of such 1,400,360 current authorized number of shares remain available for future issuance.

Common Stock

            Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors” and “Dividend Policy.”

Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

            Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

            Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

            Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

            Our articles of incorporation authorize our board of directors to issue “blank check” preferred stock. The board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. The board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our company. Issuances of preferred stock in the future could have a dilutive effect on our common stock. See “Risk Factors—Risks Relating to our Common Stock.”

Set forth below is a summary description of the rights, preferences and privileges of our Series A preferred stock and of our Series B preferred stock. The following summary description is qualified in its entirety by our company’s articles of incorporation, as amended through the date of this prospectus, a copy of which has been filed with the SEC as an Exhibit to the registration statement of which this prospectus is a part.

As of the date of this prospectus, there are 4,893,477 shares of our Series A Preferred Stock outstanding, and there are no shares of our Series B preferred stock outstanding.

Series A Preferred Stock

Dividends. The holders of our Series A preferred stock have no dividend rights. The holders of our Series A preferred stock will not be entitled to receive dividends upon the declaration or payment of any dividend on our Series B preferred stock or on our common stock.

Liquidation Preference. Subject and subordinate to the liquidation preference of the Series B preferred stock described in summary below, in the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of our Series A preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets of our company to the holders of our common stock (but after any distribution to holders of our Series B preferred stock or any other series of our preferred stock by reason of their ownership thereof), an amount per share equal to $1.00 for each outstanding share of our Series A preferred stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of our Series A preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of our company legally available for distribution will be distributed ratably among the holders of our Series A preferred stock, in proportion to the amount of such stock owned by each such holder.

Upon the completion of the distributions described above and any other distribution that may be required with respect to any series of our preferred stock that from time to time may come into existence, all of the remaining assets of our company available for distribution to stockholders will be distributed among the holders of our common stock pro rata based on the number of shares of our common stock held by each.

For these purposes, a liquidation, dissolution or winding up of our company will be deemed to be occasioned by, or to include (unless the holders of at least a majority of the shares of our Series A preferred stock then outstanding determine otherwise), (i) the acquisition of our company by another entity by means of any transaction or series of related transactions (including any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of our company); or (ii) a sale of all or substantially all of the assets of our company; unless, with respect to clause (i) or clause (ii) above in this paragraph, our stockholders of record as constituted immediately before such acquisition or sale will immediately after such acquisition or sale (by virtue of securities issued as consideration for our company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

Conversion. The holders of our Series A preferred stock have no conversion rights. Shares of our Series A preferred stock are not subject to conversion or otherwise convertible into shares of our common stock or other securities of our company.

Redemption. Our company has the right, but not the obligation, to the extent that it may lawfully do so, at any time and from time to time to repurchase and redeem from the holder or holders thereof all or any portion of the then-outstanding shares of our Series A preferred stock for a purchase/redemption price per share equal to $1.00 per share (subject to adjustment of such fixed dollar amount for stock splits, stock dividends, combinations, recapitalizations or the like) in cash or its equivalent. To the date of this prospectus, our company has redeemed a total of 425,000 shares of our Series A preferred stock in accordance with these terms.

Voting Rights. The holders of our Series A preferred stock have no voting rights. The holders of our Series A preferred stock have no right to vote as a separate class or series of shares of our capital stock except to the extent otherwise required by Nevada law, which may entitle the holders of our Series A preferred stock to vote as a separate class or series of shares of our capital stock with respect to certain matters.

Series B Preferred Stock

Dividends. Subject to the rights of any series of our preferred stock that from time to time may come into existence, the holders of shares of our Series B preferred stock will be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in our common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of our common stock) on our common stock, at the rate of $0.12 per share per annum for our Series B preferred stock (as adjusted for stock splits, stock dividends, recapitalizations or the like), payable only when, as and if declared by our board of directors. Such dividends will be cumulative. The holders of the outstanding shares of our Series B preferred stock can waive any dividend preference that such holders may be entitled to receive under our articles of incorporation upon the affirmative vote or written consent of the holders of at least a majority of the shares of our Series B preferred stock then outstanding.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, subject to the rights of any series of our preferred stock that from time to time may come into existence, the holders of our Series B preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets of our company to the holders of our common stock or any other series of our preferred stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of our Series B preferred stock and (ii) an amount equal to declared but unpaid dividends on such share (if any) (subject to adjustment of such fixed dollar amounts for stock splits, stock dividends, combinations, recapitalizations or the like). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of our Series B preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any series of our preferred stock that from time to time may come into existence, the entire assets and funds of our company legally available for distribution will be distributed ratably among the holders of our Series B preferred stock, in proportion to the amount of such stock owned by each such holder.

Upon the completion of the distributions described immediately above, the distribution required by our articles of incorporation with respect to the liquidation preference provided thereby for the holders of our Series A preferred stock and any other distribution that may be required with respect to any series of our preferred stock that from time to time may come into existence, all of the remaining assets of our company available for distribution to stockholders will be distributed among the holders of our common stock pro rata based on the number of shares of our common stock held by each.

For these purposes, a liquidation, dissolution or winding up of our company will be deemed to be occasioned by, or to include (unless the holders of at least a majority of the shares of our Series B preferred stock then outstanding determine otherwise), (i) the acquisition of our company by another entity by means of any transaction or series of related transactions (including any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of our company); or (ii) a sale of all or substantially all of the assets of our company; unless, with respect to clause (i) or clause (ii) above in this paragraph, our stockholders of record as constituted immediately before such acquisition or sale will immediately after such acquisition or sale (by virtue of securities issued as consideration for our company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

Conversion. Each share of our Series B preferred stock is convertible at the option of the holder thereof at any time after the date of issuance of such share into the number of fully-paid and nonassessable shares of our common stock determined by dividing the original issue price for such share of our Series B preferred stock by the conversion price for such share. Subject to adjustment for certain dilutive events, the initial conversion price of each share of our Series B preferred stock is $1.00. Each share of our Series B preferred stock will automatically be converted into shares of our common stock at the conversion price at the time in effect for such Series B Preferred Stock immediately upon the earlier of (i) our company’s sale of our common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $3.00 per share (as adjusted for stock splits, stock dividends, recapitalizations or the like), and the aggregate offering proceeds of which to our company (net of underwriting commissions, discounts, fees and expenses) are not less than $5,000,000, or (ii) the date specified by written consent or agreement of the holders of a majority of the then-outstanding shares of our Series B preferred stock. To the date of this prospectus, a total of 3,599,640 shares of our Series B preferred stock previously issued have been converted into shares of our common stock in accordance with these terms, as of the date of this prospectus, there are no shares of our Series B preferred stock outstanding.

Redemption. At any time after the date immediately preceding the first anniversary of the date upon which any shares of our Series B preferred stock first were issued, our company will have the right, but not the obligation, to the extent that it may lawfully do so, at any time and from time to time to repurchase and redeem from the holder or holders thereof all or any portion of the then-outstanding shares of our Series B preferred stock for a purchase/redemption price per share equal to the sum of (i) $1.00 per share and (ii) an amount equal to declared but unpaid dividends on such share (if any) (subject to adjustment of such fixed dollar amounts for stock splits, stock dividends, combinations, recapitalizations or the like) in cash or its equivalent.

Voting Rights. The holders of each share of our Series B preferred stock will have the right to one vote for each share of our common stock into which such shares of our Series B preferred stock could then be converted, and, with respect to such vote, such holders (a) have full voting rights and powers equal to the voting rights and powers of the holders of our common stock, (b) are entitled, notwithstanding any provision of our articles of incorporation, to notice of any stockholders’ meeting in accordance with our bylaws and (c) are entitled to vote, together with holders of our common stock, with respect to any question upon which holders of our common stock have the right to vote. Fractional votes are not permitted, and fractional voting rights available on an as converted basis (after aggregating all shares into which shares of our Series B preferred stock held by each holder could be converted) will be rounded to the nearest whole number (with one half being rounded upward). The holders of our Series B preferred stock have no right to vote as a separate class or series of shares of our capital stock except to the extent otherwise required by Nevada law, which may entitle the holders of our Series B preferred stock to vote as a separate class or series of shares of our capital stock with respect to certain matters.

Protective Provisions. So long as any shares of our Series B preferred stock are outstanding, our company may not, without first obtaining the approval of the holders of at least a majority of the then-outstanding shares of our Series B preferred stock (voting together as a single series of our preferred stock): (a) alter or change any of the rights, preferences or privileges of the shares of our Series B preferred stock so as to affect such shares; (b) increase the authorized number of shares of our Series B preferred stock; (c) reclassify any outstanding shares of any class or series of our company’s stock; or (d) redeem, purchase or otherwise acquire any shares of our common stock; provided that this restriction will not apply to the repurchase of shares of our common stock from employees, officers, directors, consultants or other persons performing services for our company or any subsidiary pursuant to agreements under which our company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment or cessation of service, or otherwise pursuant to any stock restriction agreement, stock option agreement or other agreement or plan providing for employees or consultants or other persons to own (or potentially own) shares of our common stock.

 Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada, and we do not do business in Nevada directly or through an affiliated corporation. Therefore, these  provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as these conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

           Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•
an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders and the shares of our common stock that may be sold by them pursuant to this prospectus.

Name	Number of Shares of Common Stock Beneficially Owned Before the Offering(1)	Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage Beneficially Owned After the Offering

*Less than one percent.

(1)
The number of shares listed in these columns includes all shares beneficially owned and all options or warrants to purchase shares held, whether or not deemed to be beneficially owned, by the selling stockholder. The ownership percentages listed in these columns include only shares beneficially owned by the listed selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the percentage of shares beneficially owned by a selling stockholder, shares of our common stock subject to options or warrants, or debt convertible into our common stock, held by that selling stockholder that was exercisable or convertible on or within 60 days after the date of this prospectus were deemed outstanding for the purpose of computing the percentage ownership of that selling stockholder. The ownership percentages are calculated assuming that 67,496,792 shares of common stock were outstanding on the date of this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors in interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	a combination of any of such methods of sale; and

•	any other method permitted under applicable law.

The selling stockholders also may sell their shares of our common stock under Rule 144 under the Securities Act or under another exemption from the registration requirements of the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders from time to time may pledge or grant a security interest in some or all of the shares of our common stock owned by them, and, if a selling stockholder defaults in the performance of its secured obligations, then the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus or under an amendment to this prospectus under Rule 424(b)(3) under the Securities Act or other applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgees, the transferees or other successors in interest as selling stockholders under this prospectus.

Upon our company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed with the Securities and Exchange Commission, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealers, (ii) the number of shares of our common stock involved, (iii) the price at which such shares of our common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker dealers, where applicable, (v) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, commissions received by such broker-dealers or agents and profits on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses (if any) that can be attributed to the sale of securities will be paid by the selling stockholders and/or the purchasers. Each selling stockholder has represented and warranted to us that such selling stockholder acquired the securities subject to the registration statement of which this prospectus is a part in the ordinary course of such selling stockholder’s business and that, at the time of its purchase of such securities, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any of such securities.

We have advised the selling stockholders that they may not use shares of our common stock registered under the registration statement of which this prospectus is a part to cover short sales of our common stock made before the date on which such registration statement has been declared effective by the Securities and Exchange Commission. If any selling stockholder uses this prospectus for any sale of shares of our common stock, such sale will be subject to the prospectus delivery requirements of the Securities Act. Each selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including Regulation M, as applicable to such selling stockholder in connection with resales of such selling stockholder’s shares of our common stock under the registration statement of which this prospectus is a part.

Our company will pay all fees and expenses incident to the registration of the shares of our common stock covered by this prospectus, but our company will not receive proceeds from the sale of shares of our common stock by the selling stockholders.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of Nevada corporation also may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VII of our articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons. Article V, Section 1 of our bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by such director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

            The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Wilson & Oskam, LLP.

EXPERTS

            The consolidated financial statements included in this prospectus for the years ended December 31, 2010 and 2011 have been audited by Kabani & Company, Inc., an independent re1gistered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

            Christopher A. Wilson, Esq., a partner in the law firm Wilson & Oskam, LLP, owns 800,000 shares of our common stock. Gerard L. Oskam, Esq., a partner in the law firm Wilson & Oskam, LLP, owns 350,000 shares of our common stock.

ADDITIONAL INFORMATION

            We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

 We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our company on our website, located at www.808RenewableEnergy.com.

808 RENEWABLE ENERGY CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
808 Renewable Energy Corporation and Subsidiaries.

We have audited the accompanying consolidated balance sheets of 808 Renewable Energy Corporation and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two- year period ended  December 31, 2011 . These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has incurred cumulative losses of $10,450,099. In addition, the company has had negative cash flow from operations for the period ended December 31, 2011 of $1,866,576.  These factors along with those discussed in Note 3 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California
August 24, 2012

808 Renewable Energy Corporation and Subsidiaries
Consolidated Balance Sheets
At December 31, 2011 and 2010

	2011	2010
Assets
Current assets
Cash & cash equivalents	$57,492	$407,201
Accounts receivable	176,107	12,217
Related party receivable	-	84,091
Inventory	1,145,679	1,104,967
Prepaid expenses & other current assets	97,285	82,855
Total current assets	1,476,563	1,691,331

Project assets,net	4,984,699	3,648,996
Property, plant and equipment, net	214,177	-
Deposits	23,000	-

Total assets	$6,698,439	$5,340,327

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$1,063,073	$659,080
Related party payable	312,219	-
Shares to be issued	-	261,280
Convertible debt	-	1,000,000
Total current liabilities	1,375,292	1,920,360

Long term liabilities
Convertible debt,net	1,893,293	-

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.001 par value, 20,000,000 shares authorized;
Series A and Series B issued and outstanding as of
December 31, 2011 and 2010 as follows
Series A: 2,215,259 and 0	2,215	-
Series B: 3,529,460 and 0	3,529	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, and 52,409,578 and 53,896,862 shares issued
and outstanding as of December 31, 2011 and 2010	52,410	53,897
Additional paid in capital	13,821,799	11,211,231
Accumulated deficit	(10,450,099)	(7,845,161)
Total stockholders' equity	3,429,854	3,419,967

Total liabilities and stockholders' equity	$6,698,439	$5,340,327

The accompanying footnotes are an integral part of these consolidated financial statements.

808 Renewable Energy Corporation and Subsidiaries
Consolidated Statements of Operations
For the Periods Ended December 31, 2011 and 2010

	2011	2010

Revenue, net	$653,586	$241,331
Cost of goods sold	506,094	634,812
Gross profit (loss)	147,492	(393,480)

Operating expenses
General and administrative expenses	1,936,991	1,422,202

Loss from operations	(1,789,499)	(1,815,682)

Other expenses
Interest expense	815,439	39,123

Net Loss	$(2,604,938)	$(1,854,805)

Basic & diluted loss per share*	$(0.05)	$(0.05)

Weighted average shares for computing basic & diluted
loss per share*	53,539,754	40,132,880

The accompanying footnotes are an integral part of these consolidated financial statements.

808 Renewable Energy Corporation and Subsidiaries
Consolidated Statements of Stockholders’ Equity
At December 31, 2011 and 2010

	Preferred A	Preferred	Preferred B	Preferred	Common	Common	Additional Paid	Accumulated	Stockholders' Equity/
	Shares	Par	Shares	Par	Shares	Par	In capital	Deficit	(Deficit)

Balance as of January 1, 2010	-	$-	-	$-	40,000,000	$40,000	$5,762,766	$(5,819,940)	$(17,174)

Capital contribution in LLC 3	-	-	-	-	-	-	2,632,763	-	2,632,763

Capital contribution received in the related party bank account	-	-	-	-	-	-	1,144,766	-	1,144,766

Shares issued for cash	-	-	-	-	1,286,185	1,286	1,251,045	-	1,252,331

Stock options expense	-	-	-	-	-	-	432,502	-	432,502

Distributions made to LLC members	-	-	-	-	-	-	-	(170,416)	(170,416)

Net Loss for the year	-	-	-	-	-	-	-	(1,854,805)	(1,854,805)

Recapitalization of the entities under common control	-	-	-	-	12,610,677	12,611	(12,611)	-	-

							-
Balance as of December 31, 2010	-	-	-	-	53,896,862	53,897	11,211,231	(7,845,161)	3,419,967

Common stock issued for cash	-	-	-	-	190,600	191	206,809	-	207,000

Preferred stock, Series B issued for cash	-	-	3,529,460	3,529	-	-	2,248,614	-	2,252,143

Property, plant and equipment contributed by founder shareholder	-	-	-	-	-	-	225,766	-	225,766

Common stock issued for services	-	-	-	-	25,000	25	31,225		31,250

Common stock exchanged with preferred stock, series A	2,640,259	2,640	-	-	(2,640,259)	(2,640)	-	-	-

Acquisition of entities under common control	-	-	-	-	337,375	337	260,943	-	261,280

Redemption of stock	(425,000)	(425)	-	-	-	-	(424,575)	-	(425,000)

Beneficial conversion feature	-	-	-	-	-	-	694,792	-	694,792

Completion of Recapitilization	-	-	-	-	600,000	600	(600)	-	-

Liquidating dividends paid	-	-	-	-	-	-	(632,406)	-	(632,406)

Net loss for the year ended December 31, 2011	-	-	-	-	-	-	-	(2,604,938)	(2,604,938)

	2,215,259	$2,215	3,529,460	$3,529	$52,409,578	$52,410	$13,821,799	$(10,450,099)	$3,429,854

The accompanying footnotes are an integral part of these consolidated financial statements.

808 Renewable Energy Corporation and Subsidiaries
Consolidated Statements of Cash Flows
At December 31, 2011 and 2010

	2011	2010
Cash flows from operating activities
Net loss	$(2,604,938)	$(1,854,805)
Adjustments to reconcile net loss to cash used in operating
activities
Depreciation expense	257,065	325,310
Stock options expense	-	432,502
Amortization of beneficial conversion feature	288,084	-
Shares issued for services	31,250	-
(Increase) decrease in current assets
Accounts receivable	(163,892)	(12,217)
Prepaid expenses & other current assets	(37,430)	(53,820)
Inventory	(40,712)	(900,000)
Increase (decrease) in current liabilities:
Accounts payable and accrued expenses	403,997	591,624
Net cash used in operating activities	(1,866,576)	(1,471,406)

Cash flows from investing activities
Acquisition of project assets	(1,550,671)	-
Acquisition of property, plant & equipment	(30,509)	-
Net cash used in investing activities	(1,581,181)	-

Cash flows from financing activities
Proceeds from issuance of convertible debt	1,300,000	1,000,000
Liquidating dividends paid	(632,406)	(170,416)
Proceeds from (repayments to) related party	396,310	(3,125,464)
Capital contribution in LLC 3	-	2,632,763
Proceeds from preferred stock, series B issued for cash	2,252,143	-
Redemption of stock	(425,000)	-
Proceeds from common stock issued for cash	207,000	1,252,331
Net cash provided by financing activities	3,098,048	1,589,215

Net (decrease) / increase in cash & cash equivalents	(349,709)	117,809

Cash & cash equivalents, beginning balances	407,201	289,392

Cash & cash equivalents, ending balances	$57,492	$407,201
		-
Supplementary information
Cash paid during the year for:
Interest	$500,977	$23,333
Income taxes	$-	$-

Supplementary disclosure for noncash financing and
investing activities
Payment for project assets purchased by related party	$-	$2,277,215
Capital contribution received in the related party bank account	$-	$(1,144,766)
Property, plant and equipment contributed by founder shareholder	$225,766	$-

The accompanying footnotes are an integral part of these consolidated financial statements.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

NOTE 1 ORGANIZATION AND OPERATIONS

808 Renewable Energy Corporation, (the “Company” or “808 Renewable”), headquartered in Huntington Beach, California, was incorporated in Nevada as Tri-Energy, Inc. on May 13, 2009 for the purpose of acquiring and managing combined heat and power renewable energy products, also referred to as distributed generation energy facilities. The Company is also engaged in the business of purchase and sale of power generation equipment.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principals of Consolidation
These consolidated financial statements include the account balances of the Company and its wholly-owned subsidiaries, 808 Energy 3, LLC (‘808 Energy 3”) and 808 Energy 2, LLC (“808 Energy 2”). All intercompany transactions have been eliminated in consolidation.

Basis of Presentation
The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cost of Sales
Cost of sales is the direct cost associated with the earning of revenue and predominantly includes the cost and transportation of natural gas commodity, cost of obtaining the air permits and licenses and the rent of the sites where the energy producing plants are located.

Cash and Cash Equivalents
For purposes of the consolidated statements of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

Accounts Receivable
Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts are provided for those accounts receivable considered to be uncollectable based on historical experience and management’s evaluation of outstanding accounts receivable at the end of the period. Bad debts are written off against the allowance when identified. The Company determined that no allowance was required as at December 31, 2011 and 2010.

Prepaid Expenses
Prepaid expenses consist primarily of short-term prepaid expenditures that will amortize within one year.

Inventory
Inventories are comprised of the cogeneration equipment intended for sale and the parts and materials required for the refurbishments of the plants. It is stated at cost, valued on a first-in, first-out basis. Inventory is reviewed periodically for slow-moving and obsolete items. As of December 31, 2011 and December 31, 2010, there were no reserves or write-downs recorded against inventory.

Property and Equipment
Property and equipment consists primarily of office and computer equipment, and is recorded at historical cost. Future major additions and improvements will be capitalized as additions to the property and equipment accounts, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets, are expensed as incurred. Depreciation and amortization of property and equipment are computed on a straight-line basis over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Furniture and office equipment	Seven years
Computer equipment and software costs	Three years
Leasehold improvements	Lesser of term of lease or five years
Automobiles	Three years

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

Project Assets
Project assets consist of costs of materials, direct labor, outside contract services and project development costs incurred in connection with the construction of small-scale renewable energy plants that the Company owns. The estimated useful life for each plant has been determined to be 20 years. Depreciation is recorded on a 20 year straight line basis beginning in the month that operations commence. Routine maintenance costs are expensed in the year incurred to the extent that they do not extend the life of the asset.

Impairment of Long-Lived Assets
The Company evaluates the recoverability of its long-lived assets if circumstances indicate impairment may have occurred. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review, the Company believes that as of December 31, 2011 and 2010, there was no impairment of its long-lived assets.

Revenue Recognition
The Company derives revenue from energy efficiency and renewable energy products and services, which includes the design, engineering, and construction of energy systems that produce electricity, gas, heat or cooling from renewable sources of energy. The Company enters into long-term energy sales agreements (with a typical term of 10 to 15 years) with customers, whereby these energy systems are owned by the Company and are installed in customers’ buildings. As of December 31, 2011, the Company had 7 operating energy systems.

Each month the Company obtains readings from its energy meters to determine the amount of energy produced for each customer. The Company multiplies these readings by the appropriate published price of energy (electricity, natural gas or oil) from its customers’ local energy utility, to derive the value of the monthly energy sales, less the applicable negotiated discount. The Company’s revenues per customer on a monthly basis vary based on the amount of energy produced by its energy systems and the published price of energy (electricity, natural gas or oil) from its customers’ local energy utility that month.

The Company recognizes revenue when it is realized or realizable and earned, and therefore only recognizes revenue on energy systems once those systems become operational. The Company must meet all of the following four criteria in order to recognize revenue:

•	Persuasive evidence of an arrangement exists
•	Delivery has occurred
•	The sales price is fixed or determinable
•	Collection is reasonably assured

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

Payments received in advance of satisfaction of the relevant criteria for revenue recognition are recorded as advances from customers.

Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Stock-Based Compensation
The Company records stock-based compensation at fair value as of the date of grant and recognizes the corresponding expense over the requisite service period, utilizing the Black-Scholes option-pricing model. The volatility component of the calculation is based on the historic volatility of the Company’s stock or the expected future volatility. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Fair Value of Financial Instruments
Fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables, including short term loans, qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels are defined as follows:

Level 1:	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2:
inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3:	inputs to the valuation methodology are unobservable and significant to the fair value.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value

Earnings per Common Share
Basic earnings per share are calculated dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share are based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, warrants and options are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Advertising Costs
The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2011, and 2010, were not significant.

Reclassifications
Certain 2010 balances have been reclassified to conform to the 2011 presentation.

New Accounting Pronouncement
Company’s adoption of new accounting policies has had no impact on its consolidated financial statements.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

ASU No. 2011-04
On May 12, 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU amends U.S. generally accepted accounting principles (U.S. GAAP) and results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and international financial reporting standards (IFRS). The amendments in this ASU change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements; however, the amendment’s requirements do not extend the use of fair value accounting, and for many of the requirements, the FASB did not intend for the amendments to result in a change in the application of the requirements in the “Fair Value Measurement” Topic of the Codification. Additionally, ASU No. 2011-04 includes some enhanced disclosure requirements, including an expansion of the information required for Level 3 fair value measurements. For the Company, ASU No. 2011-04 was effective January 1, 2012, and the adoption of this ASU is not expected to have a material impact on its consolidated financial statements.

ASU Nos. 2011-05 and 2011-12
On June 16, 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” This ASU eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. An entity can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements.

ASU No. 2011-05 also requires reclassifications of items out of accumulated other comprehensive income to net income to be measured and presented by income statement line item in both the statement where net income is presented and the statement where other comprehensive income is presented. However, on December 23, 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” to defer this new requirement. For us, both ASU No. 2011-05 and ASU No. 2011-12 were effective January 1, 2012. Since these ASUs pertain to presentation and disclosure requirements only, the adoption of these ASUs is not expected to have a material impact on the Company’s consolidated financial statements.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

ASU No. 2011-07
In July 2011, the FASB ratified the final consensus reached by the Emerging Issues Task Force related to the presentation and disclosure of net revenue, the provision for bad debts, and the allowance for doubtful accounts of healthcare entities and issued ASU No. 2011-07, “Health Care Entities (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities.”  This ASU retains the existing revenue recognition model for healthcare entities, pending further developments in the FASB's revenue recognition project.  However, this ASU requires the provision for doubtful accounts associated with patient service revenue to be separately displayed on the face of the statement of operations as a component of net revenue.  This ASU also requires enhanced disclosures of significant changes in estimates related to patient bad debts.  While this ASU will have no net impact on the Company’s financial position, results of operations, or cash flows, it will require the Company to reclassify its provision for doubtful accounts from operating expenses to a component of net operating revenues beginning with the first quarter of 2012, with retrospective application required. The Company’s historical provision for doubtful accounts has not been material.

ASU No. 2011-08
On September 15, 2011, the FASB issued ASU No. 2011-8, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” This ASU allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test prescribed by current accounting principles. However, the quantitative impairment test is required if an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. An entity can choose to perform the qualitative assessment on none, some or all of its reporting units. Moreover, an entity can bypass the qualitative assessment for any reporting unit in any period and proceed directly to the quantitative goodwill impairment test, and then resume performing the qualitative assessment in any subsequent period. For the Company, ASU No. 2011-8 was effective January 1, 2012, and the adoption of this ASU is not expected to have a material impact on its consolidated financial statements.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

ASU No. 2011-11
On December 16, 2011, the FASB issued ASU No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.” This ASU requires disclosures to provide information to help reconcile differences in the offsetting requirements under U.S. GAAP and IFRS. The disclosure requirements of this ASU mandate that entities disclose both gross and net information about financial instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an enforceable master netting arrangement or similar agreement. ASU No. 2011-11 also requires disclosure of collateral received and posted in connection with master netting arrangements or similar arrangements. The scope of this ASU includes derivative contracts, repurchase agreements, and securities borrowing and lending arrangements. Entities are required to apply the amendments of ASU No. 2011-11 for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. All disclosures provided by those amendments are required to be provided retrospectively for all comparative periods presented. The Company is currently reviewing the effect of ASU No. 2011-11.

NOTE 3 GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, during the years ended December 31, 2011 and 2010, the Company incurred net losses of $2,604,938 and $1,854,805, respectively. The Company's accumulated deficit was $10,450,099s as of December 31, 2011. If the Company is unable to generate profits and is unable to continue to obtain financing for its working capital requirements, it may have to curtail its business sharply or cease business altogether.

The financial statements do not include any adjustment relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is taking certain steps to provide the necessary capital to continue its operations. These steps included, but are not limited to: 1) focus on sales to minimize the need for capital at this stage; 2) converting part of the outstanding accounts payable to equity; 3) raising equity financing; 4) continuous focus on reductions in cost where possible.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

NOTE 4 PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following at December 31:

	2011	2010
Insurance	$87,470	$82,855
Secuity Deposit	5,000	-
Accrued revenue	4,815	-
Total	$97,285	$82,855

NOTE 5 INVENTORY

As of December 31, inventory is comprised of the following:

	2011	2010
Parts & materials	$68,785	$-
Co-generation equipment	1,076,894	1,104,967
	$1,145,679	$1,104,967

NOTE 6 PROPERTY, PLANT & EQUIPMENT

Property, plant and equipment consisted of the following as of December 31:

	2011	2010
Computers	$29,398	$11,318
Automobiles	10,000	-
Furniture & fixtures	225,766	-
Leasehold Improvements	2,429	-
Total	267,593	11,318
Less: Accumulated depreciation	(53,416)	(11,318)
	$214,177	$-

Depreciation expense for Property plant and equipment for the years ended December 31, 2011 and 2010 was $42,098 and $0, respectively.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

NOTE 7 PROJECT ASSETS

Project assets consisted of the following as of December 31:

	2011	2010
Generation equipment in use	$5,610,545	$4,059,872
Less: Accumulated depreciation	(625,845)	(410,876)
	$4,984,700	$3,648,996

Depreciation expense for Project assets, for the years ended December 31, 2011 and 2010 was $214,969 and $325,310, respectively.

During the year ended December 31, 2011, the Company revalued the useful life for the plant assets and determined that based on the term of the service contracts, the refurbishments done on the plants and a review of other companies in the same industry with similar plant assets, the life of 20 years is a more realistic and truer estimate of the useful life of the plants.

This change in the estimated useful life of the project assets from 10 years to 20 years is considered a change in accounting estimate and the change is handled prospectively.

If the Company had continued with the estimated useful life of the plants as 10 years, then the current year depreciation would have been $458,441 which would have increased the net loss by $243,472 The net loss from continuing operations would have been $2,032,971 instead of the current net loss from continuing operations of $1,789,499 and the net loss would have been $2,848,410 instead of the current net loss of $2,604,938. The weighted average net loss per share would have $0.05 per share instead of $0.04 per share.

NOTE 8 ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses comprise of the following as of December 31:

	2011	2010
Trade payable	$584,924	$599,973
Accrued professional fee	79,060	42,500
Accrued interest and dividends	183,117	15,789
Accrued other	-	818
Accrued payroll taxes	215,972	-
	$1,063,073	$659,080

Issued by the Company	# of shares	Price	Intrinsic value

Outstanding as of December 31, 2010	6,579,000	$1.17	$-
Granted	-	-	-
Exercised	-	-	-
Forfeited	(6,579,000)	(1.17)	-
Outstanding as of December 31, 2011	-	$-	$-
Exercisable as of December 31, 2011	-	-	-

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

NOTE 9 CONVERTIBLE NOTE PAYABLE

On December 10, 2010, the Company entered into a convertible note payable agreement in the amount of $1,000,000 bearing interest at the rate of 28% annually maturing on February 1, 2011 with a conversion price of $1 per share. On conversion, the note was convertible into 1,000,000 shares of common stock of the Company. The fair market value of the shares on the date of the note was $0.95 per share. This fair value was determined to be the price per share of last cash sale of shares to unrelated parties prior to the date of the note agreement. Hence no beneficial conversion feature was recorded on the same.

On April 14, 2011, the Company extended the note payable along with the accrued and unpaid interest thereon till February 1, 2012. The payments of unpaid and accrued interest and principal shall be payable from May 1, 2011. Unpaid principal after due date shall accrue interest at the rate of 34% per annum. Borrower reserves the right to prepay interest and or principal with sixty day notice, without any penalty. The borrower may also extend the due date of the note until August 1, 2012, with thirty days of notice. Liquidated damages of $20,000 are payable in lieu of actual damages if there is delay of more than 1 day from the due date in the payment of the installment of interest or principal. The note is secured by all the assets of the Company. The conversion rate was amended to $0.96 per share. The fair market value of the share on the date of amendment of the note was $1.25 per share. This fair value was determined to be the price per share of last cash sale of shares to unrelated parties prior to the date of the note agreement. Hence, the Company recorded a beneficial conversion feature of $302,084 on the note. The modification in the note amendment are not determined to be substantive in nature, therefore accounted for prospectively since the only amendment was to the conversion rate of the note and to extend the term of the note. The note was extended by six months upto August 1, 2012, pursuant to the right of extension reserved in the original term.

The note terms were amended again in December 2011 to reduce the interest rate from 28% per annum to 22% per annum and to reduce default interest rate from 34% to 28%. The due date of the note was also extended upto December 1, 2013 from August 1, 2012. Subsequent to the year ended December 31, 2011, the Company again extended the due date of the note to December 31, 2013. The modification in the note amendment are not determined to be substantive in nature, therefore accounted for prospectively. since only the interest rate was reduced and the term of the note was extended by sixteen months.

The Company recorded interest expense of $275,000 on this note for the year ended December 31, 2011. The Company also recorded amortization of the beneficial conversion feature of $125,254 during the year ended December 31, 2011.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

On April 14, 2011, the Company also entered into three other convertible note payable agreements aggregating to $1,300,000. The notes had a due date of February 1, 2012. The payments of unpaid and accrued interest and principal shall be payable from May 1, 2011. Unpaid principal after due date shall accrue interest at the rate of 34% per annum. Borrower reserves the right to prepay interest and or principal with sixty day notice, without any penalty. The borrower may also extend the due date of the note until August 1, 2012, with thirty days of notice. Liquidated damages of $20,000 are payable in lieu of actual damages if there is delay of more than 1 day from the due date in the payment of the installment of interest or principal. The note is secured by all the assets of the Company. The conversion rate was amended to $0.96 per share. The fair market value of the share on the date of amendment of the note was $1.25 per share. This fair value was determined to be the price per share of last cash sale of shares to unrelated parties prior to the date of the note agreement. Hence, the Company recorded a beneficial conversion feature of $392,708 on the note. The modification in the note amendment are not determined to be substantive in nature, therefore accounted for prospectively. since the only amendment was to the conversion rate of the note and to the term of the note. The note was extended by six months upto August 1, 2012, pursuant to the right of extension reserved in the original term.

The note terms were amended again in December 2011 to reduce the interest rate from 28% per annum to 22% per annum and to reduce default interest rate from 34% to 28%. The due date of the note was also extended to December 1, 2013 from August 1, 2012. The modification in the note amendment are not determined to be substantive in nature, therefore accounted for prospectively. since only the interest rate was reduced and the term of the note was extended by sixteen months.

The Company recorded interest expense of $251,333 on this note for the year ended December 31, 2011. The Company also recorded an amortization of the beneficial conversion feature of $162,830 during the year ended December 31, 2011.

NOTE 10 RELATED PARTY TRANSACTIONS

On December 31, 2010, our CEO, Patrick S. Carter along with 808 Investments, LLC (Carter parties), entered into a Settlement agreement and Mutual general release with the Company pursuant to which the Company agreed to issue 2,678,218 shares of Series A Preferred stock in exchange for the amounts due to the Carter parties. The agreement was terminated during the year ended December 31, 2011 before the issuance of shares.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

The Company entered into various transactions with 808 Investments, LLC, wherein monies were paid out of 808 Investments on behalf of the Company or received by 808 Investments, LLC, on behalf of the Company. Also, during the year ended December 31, 2011, Patrick Carter contributed assets worth $225,766 to the Company in lieu of the founder shares received by him in 2009. Patrick Carter also assumed certain debt owed to a vendor amounting to $351,872. The net amount, resulting from all the above mentioned transactions, of $312,219 has been presented related party payable in the accompanying consolidated financial statements.

During the year ended December 31, 2011, the Company cancelled 2,640,259 shares of common stock as these shares were exchanged for the same number of shares of Series A preferred stock, pursuant to stock purchase and exchange agreement entered into with Patrick Carter (purchaser).The Company agreed to sell to purchaser, an aggregate of 2,640,259 shares of Series A Preferred Stock as consideration and in exchange of purchaser’s irrevocable assignment, transfer and delivery to the Company of all purchaser’s right, title and interest in and to an aggregate of 2,640,259 shares of the Company’s common stock.

During the year ended December 31, 2011, the Company redeemed 425,000 shares of Series A preferred stock.

In March, 2011, the CEO of the Company, Patrick S. Carter, and the Company entered into an amendment of his employment agreement dated August 1, 2010. Pursuant to the amended agreement, the term of the agreement shall commence effective as of January 1, 2012 and shall continue for a period of five consecutive years, unless earlier terminated. The Executive would be entitled to an additional compensation in the nature of a cash bonus which would be payable every quarter, at the rate of 25% of the annual rate for the base salary then in effect. The Executive agreed to relinquish all remuneration that would have otherwise accrued under the Employment agreement from April 1, 2011 to December 31, 2011. .Patrick S. Carter received an amount of $ 105,000 upto March 31, 2011.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

NOTE 11 BUSINESS ACQUISITIONS

808 Energy 3, LLC was formed as a Nevada limited liability Company on January 9, 2009 for the purpose of acquiring, re-commissioning and operating distributed generation energy facilities. On April 16, 2010, 808 Renewable Energy Corporation entered into an Agreement and Plan of Exchange with 808 Energy 3, LLC, a Nevada limited liability company pursuant to which, among other things, 808 Renewable agreed to acquire 808 Energy 3, such that 808 Energy 3 would become a wholly-owned subsidiary of 808 Renewable, by conducting an exchange between 808 Renewable and the Unit Holders of 808 Energy 3 at a rate of  1 newly-issued share of 808 Renewable Common Stock for each outstanding units of membership interest (both Class A and Class B Units, as applicable) of 808 Energy 3 not already owned by 808 Renewable.

808 Energy 2, LLC was formed as a Nevada limited liability company on August 19, 2008 for the purposes of acquiring and operating one distributed generation facility located at Pacific Clay Products, Lake Elsinore, California. Effective as of December 31, 2010, 808 Renewable entered into a Stock Purchase and Membership Interest Contribution Agreement with 808 Energy 2, pursuant to which 808 Renewable agreed to exchange 2,640,259 newly-issued shares of 808 Renewable Common Stock as consideration for Patrick S. Carter’s irrevocable contribution, conveyance, assignment, transfer and delivery to 808 Renewable of all of Patrick S. Carter’s right, title and interest in 2,640,259 Units of Membership Interest of Energy 2 acquired by Patrick S. Carter from the members of  808 Energy 2. Accordingly, effective as of December 31, 2010, 808 Renewable became the record owner of 2,640,259 Units of Membership Interest of 808 Energy 2, constituting approximately 90% of the issued and outstanding Units of Membership Interest of 808 Energy 2.

As of December 31, 2010, 337,375 membership interests had not exchanged for common shares of 808 Renewable Energy Corporation. On June 30, 2011, the balance 10% membership interests amounting to 337,375 units, which had not exchanged for common shares of 808 Renewable Energy Corporation during the year ended December 31, 2010 were acquired by 808 Renewable. Each unit of 808 LLC 2 was exchanged for one share of common stock of 808 Renewable, pursuant to the stock exchange. Hence, as of June 30, 2011, 808 Energy 2, LLC became a wholly owned subsidiary of 808 Renewable.

The financial statements of these three entities have been retroactively consolidated on the historical cost basis as entities were under common control, as of the earliest date presented in these comparative consolidated financial statements.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

NOTE 12 STOCKHOLDERS’ EQUITY

Common stock
During the year ended December 31, 2011, the Company issued 190,600 shares of common stock for $207,000 cash.  The Company also issued additional 600,000 common shares to existing investors for no consideration in order to issue correct no. of stocks previously under issued in prior years.

The Company also issued 25,000 shares for services. These shares were recorded at the fair market value of $31,250. This fair value was determined to be the price per share of last cash sale of shares to unrelated parties prior to the date of issuance of shares. Since no invoice was received for the issuance, the fair value of the shares was determined to be a more reasonable estimate of the value of the services.

On June 30, 2011, the Company issued 337,375 shares of common stock in exchange for 808 Energy 2, LLC membership interests which was held by non controlling interest. Pursuant to this transaction 808 Energy 2, LLC became a wholly owned subsidiary of 808 Renewable.
During the year ended December 31, 2011, the Company cancelled 2,640,259 shares of common stock as these shares were exchanged for the same number of shares of Series A preferred stock, pursuant to stock purchase and exchange agreement entered into with Patrick Carter (purchaser).The Company agreed to sell to purchaser, an aggregate of 2,640,259 shares of Series A Preferred Stock as consideration and in exchange of purchaser’s irrevocable assignment, transfer and delivery to the Company of all purchaser’s right, title and interest in and to an aggregate of 2,640,259 shares of the Company’s common stock.

During the year ended December 31, 2010, the Company raised $1,252,331 net of brokerage fee of $143,064 by issuing 1,286,185 shares of Renewable Energy Corporation. The Company also issued 12,610,677shares of common stock to the owners of Energy 2, LLC & Energy 3, LLC in lieu of the shares exchange agreements (please see Note 9) .

During the year ended December 31, 2010, the Company raised $2,632,763, net of brokerage fee of $635,584 by issuing 3,995,058 units of Energy 3, LLC. Part of the monies raised, amounting to $1,144,766 was received in the bank account of the related party in the normal course of business. Also, during the year ended December 31, 2010, distributions of $170,416 were made out of 808 Energy 2 LLC and 808 Energy 3 LLC.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

Preferred Stock
The Company is authorized to issue 20,000,000 shares of Preferred stock, par value of $0.001 per share. The preferred stock may be issued from time to time in one or more series. The board of Directors is authorized by the articles to fix or alter the rights, preferences, privileges and restrictions granted to an imposed on additional Series of Preferred stock, and the number of shares constituting any such series and designation thereof.

Redeemable Series A Preferred Stock
The Company is authorized to issue 5,500,000 shares of Series A preferred stock.
The holders of Series A preferred stock have no dividend rights, no voting rights and no conversion rights. Only the Corporation has the right, but not the obligation, to the extent it may lawfully do so, at any time and from time to time to repurchase and redeem from the holders all or any portion of the then outstanding shares of Series  A preferred stock at $1 per share.

On December 31, 2010, effective January 1, 2011, our CEO, Patrick S. Carter along with 808 Investments, LLC (Carter parties), entered into a Settlement agreement and Mutual general release with the Company pursuant to which the Company agreed to issue shares of Series A Preferred stock in exchange for the amounts due to the Carter parties. The agreement was cancelled during the year ended December 31, 2011before the issuance of shares.

During the year ended December 31, 2011, the Company cancelled 2,640,259 shares of common stock as these shares were exchanged for the same number of shares of Series A preferred stock, pursuant to stock purchase and exchange agreement entered into with Patrick Carter (purchaser).The Company agreed to sell to purchaser, an aggregate of 2,640,259 shares of Series A Preferred Stock as consideration and in exchange of purchaser’s irrevocable assignment, transfer and delivery to the Company of all purchaser’s right, title and interest in and to an aggregate of 2,640,259 shares of the Company’s common stock.

During the year ended December 31, 2011, the Company redeemed 425,000 shares of Series A preferred stock, at the same rate as they were originally issued at $1 per share, owned by Patrick Carter.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

Series B Preferred Stock
The Company is authorized to issue 5,000,000 shares of Series B preferred stock.

The holders of Series B preferred stock shall have the right to receive dividends at the rate of $0.12 per share, when and if declared by the boards. These dividends will be cumulative. Each share of Series B shall be convertible into common stock at the option of the holder at any time after the date of issuance.

During the year ended December 31, 2011, the Company issued 3,529,460 shares of Series B preferred stock at $1 per share for a net cash consideration of $2,252,143.

During the year ended December 31, 2011, the Company declared dividends amounting to $195,670 on the preferred series B and $436,736 on the common stock which were determined to be liquidating as the Company did not have any retained earnings.. Of the $195,670 dividends declared on preferred series A, $162,422 was actually paid out during the year and $33,248 was paid out subsequent to the year ended December 31, 2011. Of the $436,736 dividends declared on common stock, $328,172 was actually paid out during the year and $108,563 was paid out subsequent to the year ended December 31, 2011.

NOTE 13 STOCK INCENTIVE PLAN

Incentive and Non-Statutory Stock Option Plan
The Company maintains an Incentive and Non-Statutory Stock Option Plan (“Plan”) for its employees and consultants. Options granted under this Plan to an employee of the Company become exercisable over a period of no longer than ten (10) years and no less than twenty percent (20%) of the shares are exercisable annually. Options are not exercisable, in whole or in part, prior to one (1) year from the date of grant unless the Board specifically determines otherwise, as provided.

Two types of options may be granted under these Plans: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Non-statutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

Options
During the year ended December 31, 2010, the Company granted 5,000,000 options to the CEO with an exercise price of $1.25 per share and an expiration date of 10 years, vesting 20% annually from the date of grant. Using the Black-Scholes method to value the options, the Company calculated $4,141,351as the value of options. These options were forfeited during the year ended December 31, 2011. The Company amortized $0 and $345,113 as compensation expense for these options in the accompanying consolidated financial statements for the years ended December 31, 2011 and 2010, respectively. The Company also granted 1,179,000 options to certain employees and consultants. The options had a term of 10 years. One third of the options vested on the first anniversary from the date of grant and the balance vested monthly at the rate of 2.778%. Using the Black-Scholes method to value the options, the Company calculated $786,500 as the value of options. These options were forfeited during the year ended December 31, 2011 and the Company amortized $0 and $87,389 as compensation expense for these options in the accompanying consolidated financial statements for the years ended December 31, 2011 and 2010, respectively. During the year ended December 31, 2009, the Company granted 400,000 options to the attorney of the Company. The options vested immediately and have a term of 10 years. Using the Black-Scholes method to value the options, the Company determined that the options had nominal value. The options were forfeited during the year. The risk free interest rate was based on the treasury bond equivalent yield for the expected life of the options and the volatility was determined from the average sale of the shares. The Black-Scholes option pricing model used the following assumptions:

Risk-free interest rate	2.31%
Expected life	5 years
Expected volatility	101%

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There were no options outstanding as of December 31, 2011.

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

NOTE 14 LEGAL PROCEEDINGS

Blanchard Minor Investments, LLC v. Pacific Clay Products, Inc.—Blanchard Minor Investments, LLC (“BMI”) sued Pacific Clay Products Inc. (“Pac Clay”) in California Superior Court for the County of Riverside in March 2010 for breach of contract, claiming that BMI had an interest in, and was owed payment for energy produced by, the distributed energy facility owned by 808 Energy 2 and located on Pac Clay’s property. Each of Pac Clay and 808 Renewable Energy Corporation cross complained against the other. In February 2011, the parties settled and dismissed with prejudice all claims of BMI against both Pac Clay and 808 Energy 2. Pac Clay and 808 Energy 2 dismissed their respective cross complaints and negotiated the terms of a new energy services agreement for the provision of energy services. As the litigation was settled subsequently with no payment obligations by any of the 808 entities, the same has only been disclosed in the Financial Statements

Lachter v. Carter – In April 2010, Lilly Lachter, an individual, sued Patrick S. Carter, James P. Carter, Parvenah Carter, 808 Renewable Energy Corporation, 808 Energy 2, llc and 808 Energy 3, LLC on numerous causes of action. In April 2011, Patrick Carter, James P. Cater, Parvenah Carter, 808 Investments, LLC, 808 Renewable Energy Corporation, 808 Energy 3, LLC and 808 Energy 2, LLC agreed with Lilly Lachter to settle and mutually release all claims each party has against the other pursuant to a confidential settlement agreement that provided for no admission of any liability on the part of any party, and without any payment or obligation on the part of any 808 Renewable Energy Corporation, 808 Energy 2, LLC or 808 Energy 3, LLC. The case will be administratively dismissed upon completion of the settlement agreement. As the litigation was settled subsequently with no payment obligations by any of the 808 entities, the same has only been disclosed in the Financial Statements

NOTE 15 INCOME TAXES

Income tax for the years ended December 31, 2011 and 2010 is summarized as follows:

	2011	2010
Current:
Federal	$-	$-
State	800	800
Deferred benefit	(978,034)	(840,653)
Change in valuation allowance	978,034	840,653
Income tax expense	800	800

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

Through December 31, 2011, the Company incurred net operating losses for tax purposes of approximately $4,535,568. The net operating loss carry forward for federal and state purposes may be used to reduce taxable income through the year 2031. The availability of the Company's net operating loss carry forward is subject to limitation if there is a 50% or more positive change in the ownership of the Company's stock.

The gross deferred tax asset balance as of December 31, 2011 is approximately 1,818,687.  A 100% valuation allowance has been established against the deferred tax assets, as the utilization of the loss carry forward cannot reasonably be assured.   Components of the deferred tax assets are limited to the Company’s net operating loss carryforwards, and are presented as follows at December 31:

	2011	2010
Deferred tax assets (liabilities):
Net operating loss carryforwards	$4,535,568	$2,096,993
Deferred tax assets, net	1,818,687	840,653
Valuation allowance	(1,818,687))	(840,653)

Net deferred tax assets	$-	$-

Differences between the benefit from income taxes and income taxes at the statutory federal income tax rate are as follows for years ended December 31:

	2011		2010
	Amount	Rate	Amount	Rate

Tax expense (benefit) at federal statutory rate	$(885,679)	-34.0%	$(630,634)	-34.0%
State taxes, net of federal benefit	(159,701)	-6.1%	(113,943)	-6.1%
Disallowed penalties	41,050	1.6%	-	-
Beneficial conversion expense	115,234	4.4%	173,000	9.3%
Depreciation	(89,738)	-3.4%	(269,876)	-14.5%
Change in valuation allowance	978,034	37.5%	840,653	45.3%
Tax expense at actual rate	$(800)	0.0%	$(800)	0.0%

808 Renewable Energy Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2011 and 2010

NOTE 16 SUBSEQUENT EVENTS

Subsequent to the year ended December 31, 2011, the Company extended the convertible note payables to December 31, 2013.

Universal Plant Services of California, Inc. v. 808 Renewable Energy Corporation – Subsequent to the year ended December 31, 2011, on or about February 28, 2012, Universal Plant Services of California, Inc., filed an action against 808 Renewable Energy Corporation alleging claims against the Company on numerous causes of action. In May, 2012, the Company agreed with Universal Plant Services of California, Inc. to settle and mutually release all claims. The Company agreed to pay $31,500 of settlement sum on May 31, 2012 in exchange for Request for Dismissal with Prejudice of the action in its entirety.

Also, subsequent to the year, the 808 Renewable, being the sole member and manager of 808 Energy LLC 2 and 808 Energy LLC 3, resolved to dissolve and wind up the affairs of 808 Energy LLC 2 and 808 Energy LLC 3. The articles of dissolution were filed in January 2012.

808 Renewable Energy Corporation and Subsidiaries
Consolidated Balance Sheet
At September 31, 2012

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution.

 The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the securities being registered. No portion of any of such expenses will be borne by any of the selling stockholders.

SEC Registration	$500
Legal Fees and Expenses*	$65,000
Accounting Fees*	$5,000
Miscellaneous*	$10,000
Total	$85,000

 * Estimated.

 Item 14. Indemnification of Directors and Officers.

            Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of Nevada corporations also may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VII of our articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons. Article V, Section 1 of our bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2010, we have sold shares of our common stock, our Series A preferred stock and our Series B preferred stock as described below. The issuances of these securities were deemed to be exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act as transactions not involving a public offering. The information set forth below with respect to our common stock gives effect to the eight-for-one stock split of our common stock that was completed in March 2010.

In 2010, we sold a total of 1,334,190 shares of our common stock to accredited investors for an aggregate offering price of $1,334,190.

On August 20, 2010, we sold 7,970,418 shares of our common stock to accredited investors pursuant to an exchange transaction in accordance with an Agreement and Plan of Exchange by and between 808 Renewable Energy Corporation and 808 Energy 3, LLC dated April 16, 2010. In exchange for our sale of these shares, we received 7,970,418 units of membership interest of 808 Energy 3, LLC, thereby making 808 Energy 3, LLC a wholly-owned subsidiary of 808 Renewable Energy Corporation.

On December 31, 2010, we sold 2,640,259 shares of our common stock to Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, in exchange for Mr. Carter’s contribution and assignment to 808 Renewable Energy Corporation of 2,640,259 units of membership interest of 808 Energy 2, LLC, constituting approximately 90% of the issued and outstanding units of membership interest of 808 Energy 2, LLC. See “Certain Relationships and Related Party Transactions—Patrick S. Carter—Stock Purchase and Membership Interest Contribution Agreement.”

On June 30, 2011, we sold 337,375 shares of our common stock to accredited investors pursuant to an exchange transaction in accordance with an Agreement and Plan of Exchange by and between 808 Renewable Energy Corporation and 808 Energy 2, LLC dated June 21, 2010. In exchange for our sale of these shares, we received 337,375 units of membership interest of 808 Energy 2, LLC, thereby making 808 Energy 2, LLC a wholly-owned subsidiary of 808 Renewable Energy Corporation.

On December 31, 2010, we sold 2,678,218 shares of our Series A preferred stock to Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, in exchange for Mr. Carter’s cancellation and waiver of certain obligations we had to him and to 808 Investments, LLC, a company owned by Mr. Carter. See “Certain Relationships and Related Party Transactions—Patrick S. Carter—Settlement Agreement and Mutual General Release.”

On July 1, 2011, we sold 2,640,259 shares of our Series A preferred stock to Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, pursuant to an exchange transaction in accordance with a Stock Purchase and Exchange Agreement by and between 808 Renewable Energy Corporation and Mr. Carter. In exchange for our sale of these shares, we received 2,640,259 shares of our common stock. See “Certain Relationships and Related Party Transactions—Patrick S. Carter—Conversion of Shares of our Common Stock into Additional Shares of our Series A Preferred Stock.”

In 2011, we sold a total of 3,599,640 shares of our Series B preferred stock to accredited investors for an aggregate offering price of $3,599,640. In or before March 2012, all of these shares of our Series B preferred stock were converted into the same number of shares of our common stock.

In 2011, we sold a total of 358,000 shares of our common stock to accredited investors for an aggregate offering price of $358,000.

In 2012 through the date hereof, we sold a total of ________ shares of our common stock to accredited investors for an aggregate offering price of $__________.

Item 16. Exhibits.

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Exchange by and between 808 Renewable Energy Corporation and 808 Energy 3, LLC dated April 16, 2010.*
2.2	Agreement and Plan of Exchange by and between 808 Renewable Energy Corporation and 808 Energy 2, LLC dated June 21, 2011.*
3.1	Amended and Restated Articles of Incorporation, as amended and currently in effect.*
3.2	Bylaws.*
5.1	Opinion of Wilson & Oskam, LLP**
10.1	2009 Stock Incentive Plan, as amended.*
10.2	Form of Stock Option Agreement under the 2009 Stock Incentive Plan.*
10.3	Form of Restricted Stock Award Agreement under the 2009 Stock Incentive Plan.*
10.4	Employment Agreement by and between 808 Renewable Energy Corporation and Patrick S. Carter dated August 1, 2010.*
10.5	Stock Purchase and Membership Interest Contribution Agreement by and between 808 Renewable Energy Corporation and Patrick S. Carter dated December 31, 2010.*
10.6
Settlement Agreement and Mutual General Release by and among 808 Investments, LLC, Patrick S. Carter, 808 Renewable Energy Corporation, 808 Energy 2, LLC and 808 Energy 3, LLC dated December 31, 2010.*

10.7	Stock Redemption Agreement by and between 808 Renewable Energy Corporation and Patrick S. Carter dated April 15, 2011.*
10.8	Stock Purchase and Exchange Agreement by and between 808 Renewable Energy Corporation and Patrick S. Carter dated July 1, 2011.*
10.9	Stock Redemption Agreement by and between 808 Renewable Energy Corporation and Patrick S. Carter dated November 22, 2011.*
14.1	808 Renewable Energy Corporation Code of Ethics.*
21.1	Subsidiaries of the Registrant.*
23.1	Consent of Kabani & Company, Inc.*
23.2	Consent of Wilson & Oskam, LLP (included in Exhibit 5.1 herein).**
24.1	Power of Attorney (included on signature page).*

*           Filed herewith.
**           To be filed by amendment.

Item 17. Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Huntington Beach, State of California, on October 5, 2012.

808 RENEWABLE ENERGY CORPORATION

By: /s/ Patrick S. Carter
Patrick S. Carter
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

            The undersigned officers and directors of the company hereby constitute and appoint Patrick S. Carter and Peter Kirkbride, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick S. Carter	Chief Executive Officer (Principal Executive Officer)	October 5, 2012
Patrick S. Carter

/s/ Patrick S. Carter	Chairman of the Board, President, CFO (Principal Financial Officer), Secretary and Director	October 5, 2012
Patrick S. Carter

/s/ Peter Kirkbride	Chief Operating Officer and Director	October 5, 2012
Peter Kirkbride

/s/ Thomas P. Grainger	Director	October 5, 2012
Thomas P. Grainger

/s/ Martin J. Kinchloe	Director	October 5, 2012
Martin J. Kinchloe

/s/ James P. Carter	Director	October 5, 2012
James P. Carter